Exhibit 10.5
MASTER SALE-LEASEBACK AGREEMENT

THIS MASTER SALE-LEASEBACK AGREEMENT (this “Agreement”) dated November 3, 2017 (the “Effective Date”), by and between CARVANA, LLC, an Arizona limited liability company, (hereinafter referred to as “Carvana”) and VMRE, LLC, a Delaware limited liability company (hereinafter referred to as “VMRE”) (each a “Party” and, collectively, the “Parties”).

R E C I T A L S

Carvana owns fee title or has a valid ground lease interest in certain real property (each an “Existing Parcel” and, collectively, the “Existing Parcels”) and, from time to time from and after the Effective Date, Carvana may identify additional real property to be purchased or ground leased pursuant to the terms and conditions set forth in this Agreement (each a “New Parcel” and collectively the “New Parcels”).

Carvana has constructed improvements on each Existing Parcel (exclusive of any USTs, the “Existing Improvements”) and intends to construct new or additional improvements on some Existing Parcels and on each New Parcel (exclusive of any USTs to be placed upon a New or Existing Parcel, the “New Improvements”), which such Existing Improvements and New Improvements shall be used by Carvana for the Permitted Operations (as defined below).

VMRE desires to purchase from Carvana, subject to the terms and conditions set forth in this Agreement, the Existing Parcels and the Existing Improvements (an Existing Parcel together with the Existing Improvements located thereon and any New Improvements to be constructed thereon is defined herein as an “Existing Property” and, collectively, as the “Existing Properties”). From time to time, as Carvana identifies and acquires New Parcels and constructs New Improvements thereon (a New Parcel, together with the New Improvements Constructed thereon, is defined herein as a “New Property” and, collectively, as the “New Properties”), VMRE desires to purchase such New Properties, subject to the terms and conditions set forth in this Agreement.

Upon the closing of the purchase of each Property (as defined below) by VMRE, VMRE (or its designee) and Carvana (“Carvana Lessee”) shall enter into an Operator Lease (as defined below) pursuant to which VMRE (or its designee, as landlord) shall lease the applicable Property to Carvana Lessee (as tenant) and Guarantor shall enter into a Guaranty (as defined below) with respect to the obligations of Carvana Lessee under such Operator Lease.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1. DEFINITIONS

“Additional Title Objections” means a title encumbrance and/or defect that appears for the first time on an updated Title Commitment, or an updated Survey, and was not created by or with the consent of VMRE, and is not acceptable to VMRE.
“Affiliate” means any person or entity which directly or indirectly controls, is under common control with, or is controlled by any other person or entity. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or otherwise.
“Applicable Law” means all (i) statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental authority, including, without limitation, The Americans with Disabilities Act of 1990, as amended from time to time, and any regulations and rules issued pursuant thereto, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in each case to the extent the person or Property in question is subject to the same.
“Assignment Agreement” means the assignment of Owner Licenses and Permits, Plans and Specifications, Warranties and Miscellaneous Assets in a form agreed to in writing by Carvana and VMRE.
“Budget” means the detailed budget with respect to New Improvements to be constructed by Carvana, allocating the Purchase Price to specific items of Hard Costs and Soft Costs and including a contingency line item, as the same may be amended, modified or supplemented with the consent of VMRE to the extent the such amendments, modifications, or supplements cause the initial Budget (exclusive of land acquisition costs) to increase by more than 15%.
“Business” means the operation of retail or wholesale automobile sales or leasing operation including, without limitation the sale of new or used automobiles and the related inspection, repair, reconditioning, preparation, storage, advertising for sale, display and/or marketing of new or used automobiles.
“Business Day” means a day on which banks located in Phoenix, Arizona, are not required or authorized to remain closed.
“Carvana Entities” means, collectively, Carvana, Carvana Lessee and any Affiliate of Carvana or Carvana Lessee, each of which individually is a “Carvana Entity”.
“Carvana’s Diligence Material” shall have the meaning set forth in Section 5.8.
“Closing” shall have the meaning set forth in Section 4.1.
“Closing Date” means the date on which a Closing occurs under Section 4.1.
“Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.
“Completion Date” for any Property shall have the meaning given that term in the Disbursement Agreement for that Property.
“Construction Consultant” means Fulcrum, LLC, an Arizona limited liability company, or any other construction consultant, engineering firm, inspection company or other consultant engaged by VMRE to (a) review the construction of New Improvements, (b) advise as to the status of completion of such New Improvements, (c) review the Budget, invoices, paid receipts, and invoices related to the construction of New Improvements, (d) advise VMRE with respect to Disbursements under the Disbursement Agreement, and (e) provide such other construction consultant and advisory functions as VMRE deems reasonably necessary.
“Conveyance Documents” means for any Property the Deed, the Bill of Sale and the Assignment Agreement (if required).
“De Minimis Amounts” shall mean, with respect to any given level of Hazardous Materials for a Property, that level or quantity of Hazardous Materials in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state in which the applicable Property is located.
“Deed” means that certain special or limited warranty deed (or other equivalent thereof), as agreed to by Carvana and VMRE, whereby Carvana conveys to VMRE (or in a subsequent repurchase or reconveyance transaction VMRE conveys to Carvana) marketable and indefeasible fee simple title to all of grantor’s right, title and interest in and to the Real Property, subject only to the Permitted Encumbrances.
“Development Activities” means the demolition and removal of any improvements currently (as of the Closing Date) located at a Property, if any, and the construction and development of the New Improvements on such Property.
“Disbursement Agreement” means a Construction and Disbursement Agreement in a form agreed to in writing by VMRE and Carvana, to be executed by VMRE, Carvana and Title Company at or prior to Closing, with respect to any Property requiring the construction of New Improvements
“Environmental Condition” means any adverse condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the applicable Property, whether or not yet discovered, which is likely to or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Carvana (or its assignee hereunder), VMRE (or its designee or assignee hereunder), or by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Carvana's business and/or the operation of the business of any other property owner or operator in the vicinity of the applicable Property and/or any activity or operation formerly conducted by any person or entity on or off the applicable Property.
“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of Remediation or prevention of Releases or relating to liability for or costs of other actual or threatened danger to human health or the environment. “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the applicable Property to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the applicable Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the applicable Property.
“Event of Default” has the meaning set forth in Section 9.1.
“ESA” means a Phase I environmental site assessment for a Property addressed to VMRE which satisfies ASTM Standard E1527-13.
“Facility Cap” has the meaning set forth in Section 3.1.
“Facility Term” has the meaning set forth in Section 3.1.

“Fee Property” means either an Existing Property or a New Property in which fee simple title to the applicable real property is vested in a Carvana Entity or which a Carvana Entity has an option or right to acquire such fee simple title.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the State or any political subdivision thereof.
“Ground Lease” means a ground lease of an applicable Property entered into by Carvana or another Carvana Entity as ground lessee.
“Ground Sub-Lease” means a sub-lease of a Ground Lease in a form agreed to in writing by Carvana and VMRE that will be by and between Carvana, as ground sublessor, and VMRE as ground sublessee.
“Guarantor” means, Carvana Group, LLC.

“Guaranty” means an unconditional guaranty of payment and performance in the form attached hereto as Exhibit A.
“Hard Costs” means the total of all costs and expenses, other than the Soft Costs, relating to the development of a Property and the acquisition and construction of the Improvements as identified in the Budget with respect to New Improvements or as evidenced by documentation provided by Carvana to VMRE with respect to Existing Improvements.
“Hazardous Materials” means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (c) any substance, gas, material or chemical which is or may be defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” hazardous wastes” or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Property or the operations or activity at the Property, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property.
“Improvements” has the meaning set forth in Section 2.1.2.
“Insolvency Event” means (a) a person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 90 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.
“Inspection Period Commencement Date” means the date on which Carvana delivers to VMRE Carvana’s Diligence Materials items 1 through 4 (inclusive) of Schedule 2.8 hereof with respect to a Property.
“Inspection Period Expiration Date” means the date which is forty (40) days after the Inspection Period Commencement Date.

“Inspections” means, with respect to any Property, any investigations, tests and/or due diligence activities conducted by VMRE or any of its agents, representatives, attorneys, independent contractors, advisors, architects, contractors, subcontractors, engineers and/or designees that VMRE deems necessary and reasonably appropriate, in VMRE’s sole discretion, to evaluate the Property in connection with this Transaction; provided, however, if VMRE requires access to such Property to conduct Inspections, (x) the Inspection will be conducted during normal business hours, and (y) will not unreasonably interfere with Carvana’s business operations; and provided further that VMRE may not conduct a Phase II investigation without Carvana’s consent unless the ESA recommends same.
“Land” has the meaning set forth in Section 2.1.1.
“Lease Proof of Insurance” means insurance certificates, in form and substance satisfactory to VMRE, that evidence and confirm the insurance coverages, limits and policies required to be carried by Carvana Lessee pursuant to the terms of the Operator Lease and the Disbursement Agreement, as appropriate, currently exist and are in full force and effect.
“Leasehold Property” means either an Existing Property or a New Property that is subject to a Ground Lease in which Carvana is the ground lessee.

“Lien(s)” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
“Non-Foreign Seller Certificate” means the certificate delivered by Carvana prior to or on the Closing Date in the form attached hereto as Exhibit B.
“Miscellaneous Assets” has the meaning set forth in Section 2.1.7.
“Operator Lease” means the lease agreement (or sublease agreement, as applicable) for a Property substantially in a form agreed to in writing by Carvana and VMRE.
“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (1) any of the Carvana Entities, and, or for the benefit of, (2) any of the VMRE Entities, including, without limitation, leases and guaranties, but excluding the Operator Leases and all other agreements executed pursuant to this Agreement.
“Owner Licenses and Permits” has the meaning set forth in Section 2.1.3.
“Owner’s Title Policy” means the owner’s or leasehold policy of title insurance for a Property to be issued based on a Title Commitment in the manner set forth in Section 5.1(d) of this Agreement.
“Permitted Exceptions” means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy issued with respect to any applicable Property by Title Company to VMRE and approved by VMRE as set forth in this Agreement.
“Permitted Operations” has the meaning set forth in Section 3.1.
“Plans and Specifications” has the meaning set forth in Section 2.1.4.
“Property” or “Properties” has the meaning set forth in Section 2.1.

“Property Appreciation Payment” means an amount payable to VMRE to compensate VMRE for the appreciation to the value of the Properties during the Facility Term which such amount or rate shall be agreed upon by VMRE and Carvana prior to the Closing of each Property and shall be reflected in the applicable Operator Lease.
“Property Event of Default” means an Event of Default (i) of the types described in Sections 9.1(a) through (e), inclusive, that occurs with respect to a Property (the “Defaulted Property”), including information and/or representations and warranties specific to the Defaulted Property contained in this Agreement or any applicable Transaction Document being false or misleading in any material respect, or (ii) as described in Section 6.01 of the applicable Disbursement Agreement (excluding the Event of Default described in Section 6.01(h) thereof).
“Purchase Facility Fee” has the meaning set forth in Section 3.3.
“Purchase Price” means the amount calculated under the terms of Section 3.2.
“Real Property” has the meaning set forth in Section 2.1.2.
“Recognition Agreement” means a recognition and non-disturbance agreement, in substantially a form agreed to in writing by Carvana and VMRE, with respect to a Ground Lease, entered into by and among VMRE, Carvana and the lessor under the applicable Ground Lease.
“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.
“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.
“Retained Liabilities” has the meaning set forth in Section 2.3.
“Seller’s Historical Documents” means, collectively, the following items, to the extent they are in Carvana’s possession or control, that relate to the ownership, leasing, construction, operation and/or maintenance of each Property:

(a)	plans, specifications, elevations, drawings and engineering reports;

(b)	surveys;

(c)	environmental materials or reports (e.g. historical phase I and phase II environmental investigation reports);

(d)	material permits, variances and approvals obtained by Carvana (or Carvana’s Affiliate or designee) in connection with the Development Activities;

(e)	owner policies of title insurance;

(f)	guaranties and warranties with regard to each Property;

(g)	a copy of the most current tax bills;

(i)	financial statements prepared with respect to a Property, if available;

(j)	any other material agreements relating to and necessary to ownership or management of the Property, together with all assignments, amendments and/or modifications thereto; and

(k)	other material documents, materials and/or information as reasonably requested by VMRE.

“Soft Costs” means certain fees, costs and expenses relating to the acquisition, design and development of a Property including the construction of the Improvements (as identified in the Budget as soft costs with respect to a Property or as evidenced by documentation provided by Carvana to VMRE with respect to Existing Properties), including, without limitation, the cost of title insurance, the reasonable external attorneys’ fees of Carvana, the cost of surveys, stamp taxes, transfer taxes, disbursement fees, escrow and recording fees and the reasonable fees and expenses of Carvana’s architect, which, with respect to Improvements, shall be approved as to category and amount by VMRE in its sole discretion to the extent such fees, costs and expenses exceed the aggregate amount of Soft Costs shown in the Budget, after taking into consideration the 15% contingency set forth in the Budget.
“State” means the applicable state in which a Property is located.
“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.
“Title Commitment” means a current commitment for title insurance (owner’s policy or leasehold policy, as applicable) with respect to the Property, issued by Title Company, to VMRE on ALTA 2006 Standard Form in the amount of the Purchase Price.
“Title Company” means First American Title Insurance Company, whose address is 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016 or any other alternative title insurance company or agency selected by VMRE.
“Title Company Affidavit” means an affidavit as to debts, liens and parties-in-possession, or other similar type of affidavit, in a form sufficient for the Title Company to issue to VMRE the Owner’s Title Policy, together with such additional affidavits, documents, indemnities and undertakings as may be reasonably required by Title Company to allow for the deletion of any mechanics’ lien exceptions and/or other standard exceptions from the Owner’s Title Policy.
“Transactions” means the transaction contemplated by this Agreement including the purchase and sale of the Properties in accordance with the terms, provisions, covenants and conditions contained within this Agreement.
“Transaction Costs” means, collectively, and any reasonable out‑of‑pocket costs and reasonable expenses incurred in connection with the Transaction and/or any Closing (whether or not the Transaction closes) including, but not limited to, amounts incurred in connection with obtaining any of the following items: Title Commitment, Survey, ESA (Phase II, if applicable), Zoning Evidence, Title Company escrow fee, recording costs, taxes and related charges imposed on conveyances of real property (e.g. transfer taxes, documentary stamp taxes, intangibles taxes, mortgage taxes, leasehold taxes, privilege taxes, etc., but expressly excluding any taxes imposed on the gross income of a party, etc.), Owner’s Title Policy and endorsements thereto reasonably requested by VMRE (which shall be issued at the simultaneous issue rate if such rate is available from the Title Company), local law charges, and professional advisors fees (e.g. legal, accounting, and other similar types of professional advisors) including, without limitation VMRE’s attorneys’ fees and all fees and costs related to VMRE’s engagement of the Construction Consultant.
“Transaction Documents” means, collectively and only if applicable, the following documents: this Agreement and each Operator Lease, Guaranty, Disbursement Agreement, Deed, Ground Sub-Lease, Recognition Agreement, Bill of Sale, Assignment Agreement, Non-Foreign Seller Certificate, Lease Proof of Insurance, and any and all documents referenced in this Agreement or any of the Transaction Documents, as well as such other documents, instruments and certificates (including, without limitation, an owner’s title affidavit, owner’s gap indemnity and an indemnity with respect any mechanic’s and materialmen’s liens) as are reasonably requested by VMRE and/or the Title Company.
“Transaction Term” means the later of (a) the date which is the fifteenth (15th) anniversary of the Effective Date and (b) the date upon which Carvana has repurchased all of the Properties sold to VMRE pursuant to the Transaction.

“UCC-1 Financing Statements” means such UCC-1 Financing Statements as VMRE shall require to be executed and delivered by Carvana with respect to the transactions contemplated by this Agreement.
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.
“Valuations” means appraisals, brokers’ opinions of value, current site inspections and/or valuations of any kind with respect to a Property.
“VMRE Entities” means, collectively, VMRE and any Affiliate of VMRE.
“VMRE’s Title Objections” means for any Property VMRE’s initial written notification to Carvana and the Title Company of VMRE’s objection(s) to any exceptions or other matters shown on the Title Commitment or the Survey.
“Warranties” has the meaning set forth in Section 2.1.5.
“Warranty Claims” has the meaning set forth in Section 2.1.6.
“Zoning Evidence” means a zoning report that certifies, among other things, whether the applicable Property complies with all zoning ordinances of the Governmental Authority having jurisdiction over such Property and, if such Property does not comply, identifies the areas of non-compliance.

Article II. THE PROPERTY AND THE TRANSACTION

2.1    The Property. Subject to the terms set forth in this Agreement, Carvana shall sell, convey, transfer, assign and deliver to VMRE, and VMRE shall purchase and accept from Carvana, all of Carvana’s right, title and interest in and to each Existing Property and each New Property, including Leasehold Properties, selected by Carvana, together with all assets, rights and interests set forth in this Section 2.1 and Section 2.2 (each, individually a “Property” and collectively, the “Properties”):

2.1.1    Land. With respect to a Fee Property, fee simple title in and to the land (subject to Permitted Exceptions), together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);

2.1.2    Improvements. With respect to any Property, all of Carvana’s or other Carvana Entity’s interest in and to buildings, structures and improvements located on or affixed to the Land on a Fee Property or located on a Leasehold Property and all fixtures on the Land or Leasehold Property which constitute real property under Applicable Law including all Existing Improvements and New Improvements, as such New Improvements may be conveyed from time to time pursuant to the terms of this Agreement but excluding all USTs presently or hereafter located on such Land (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

2.1.3    Owner Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority with respect to the operation of the Land, Improvements or both, or the construction or operation of the Land, Improvements or both, that are required by Applicable Law to be held in the name of the owner of the Real Property (the “Owner Licenses and Permits”), together with any deposits made by Carvana (or the applicable Carvana Entity) thereunder, to the extent such Owner Licenses and Permits and deposits are transferable, or the consent for such transfer is obtained; “Owner Licenses and Permits” expressly excludes those licenses, permits, consents, authorizations, approvals, registrations and certificates to the extent related to the operation by Carvana of the Business;

2.1.4    Plans and Specifications. All of Carvana’s plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which relate to the Real Property (the “Plans and Specifications” (and Carvana shall deliver to VMRE a consent to such assignment from the applicable architect or engineer in a form agreed to in writing by Carvana and VMRE), which shall not be construed to include intellectual property, trade secrets or other proprietary rights which are otherwise identified by Carvana as “Excluded Assets”);

2.1.5    Warranties. All warranties and guaranties with respect to the Improvements (the “Warranties”), to the extent such Warranties are transferable, or the consent for such transfer is obtained;

2.1.6    Warranty Claims. Any rights held by Carvana to receive or recover property, debt, or damages on a cause of action, including rights to indemnification, damages or claims for breach of warranty whether pending or not or any other event or circumstance, judgments, settlements, and proceeds from judgments and settlements, to the extent arising out of a breach of the Warranties (“Warranty Claims”);

2.1.7    Other Assets. All of Carvana’s interest in the General Contract (as defined in the applicable Disbursement Agreement, including a consent to such assignment from the applicable General Contractor in a form agreed to in writing by Carvana and VMRE) and all other property, assets, rights or interests owned and assignable or held and assignable by Carvana which are necessary to the ownership of the Land, Improvements, Licenses and Permits, Plans and Improvements, Warranties or Warranty Claims (the “Miscellaneous Assets”). Notwithstanding the foregoing, Miscellaneous Assets shall not be construed to include any Excluded Assets.

2.2    Ground Leased Properties. Subject to the terms set forth in this Agreement, Carvana or another Carvana Entity (as ground sub-lessor) (the "Carvana Sublessor") shall enter into a Ground Sub-Lease with respect to each Leasehold Property and shall sell, convey, transfer, assign and deliver to VMRE, and VMRE shall purchase and accept from the Carvana Sublessor, all of Carvana Sublessor’s right, title and interest in and to the Improvements located on each Leasehold Property including all Existing Improvements and New Improvements, as such New Improvements may be conveyed from time to time pursuant to the terms of this Agreement; such conveyance shall include the Owner Licenses and Permits, Plans and Specifications, Warranties, Warranty Claims and Miscellaneous Assets related to such Leasehold Property.

2.3    Retained Liabilities. At Closing, Carvana shall retain all Liabilities with respect to each Property and the Business, with respect to all matters arising both prior to, on, and subsequent to, the applicable Closing Date (the “Retained Liabilities”). This Section 2.3 shall survive each Closing and shall survive the termination of this Agreement.

2.4    Lease-Back. With respect to each Property acquired by VMRE under the terms of this Agreement and any assets in connection therewith, VMRE shall lease (or sub-lease, as applicable) the Property to Carvana Lessee pursuant to an Operator Lease.

2.5    Guaranty. Guarantor shall execute and deliver a Guaranty with respect to each Operator Lease entered into by Carvana Lessee.

2.6    Transaction Costs. Carvana agrees to pay and shall be responsible for all Transaction Costs related to this Transaction including, without limitation in any way, the fees and costs of VMRE’s attorneys and the Construction Consultant. This Section 2.6 shall survive each Closing and shall survive the termination of this Agreement.

2.7    Transaction Term. If this Agreement has not otherwise terminated or expired prior to such date, this Agreement shall terminate as of the expiration of the Transaction Term, except as to any matters which are expressly intended to survive.

Article III. PURCHASE FACILITY AND PURCHASE PRICE

3.1    Purchase Facility. Commencing as of the Effective Date and continuing through the second anniversary of the Effective Date (the “Facility Term”), and subject to the terms of this Agreement, VMRE shall purchase Properties from Carvana from time to time, provided, that at no time during the Facility Term will the aggregate amount of the Purchase Price for the Properties purchased by VMRE exceed $75,000,000 (the “Facility Cap”). Additionally, the sum of the aggregate amount of the Purchase Price of the Properties purchased by VMRE and the amount not yet disbursed under Budgets approved pursuant to the applicable Disbursement Agreements shall not exceed (x) $100,000,000 during the period from the Effective Date until the 1st anniversary of the Effective Date and (y) $85,000,000 during the period after the 1st anniversary of the Effective Date until the expiration of the Facility Term. The Properties to be purchased by VMRE shall be limited to (a) Properties used by Carvana in the operation of Carvana’s Business related to the fulfilling of the purchases of automobiles by customers utilizing automobile “vending machines” and (b) one non-vending machine Property related to the operation of Carvana’s Business of inspecting, repairing, reconditioning and storing vehicles (the “Permitted Operations”). To the extent that any Property is repurchased from VMRE during the Facility Term pursuant to Section 3.5, the amount paid to VMRE (but not exceeding the Purchase Price) (x) shall not be included in any calculation of the aforementioned $100,000,000 or $85,000,000 limitations set forth in this Section 3.1 and (y) may be reallocated to permit the purchase of additional Properties and/or Improvements during the Facility Term up to, but not exceeding, the Facility Cap.

3.2    Property Purchase Price. In connection with the Purchase of a Property, VMRE agrees to pay the Purchase Price (as defined in this Section) for such Property. The purchase price paid for a Property (the “Purchase Price”) shall be determined as follows:

3.2.1    With respect to a Fee Property, the Purchase Price shall be one hundred percent (100%) of the actual cost of the amount paid by Carvana to purchase the Land, which shall be funded at Closing under this Agreement, plus one hundred percent (100%) of the actual costs incurred by Carvana with respect to the construction of the Improvements (whether New Improvements or Existing Improvements), including all Hard Costs and Soft Costs (but no internal management fee or administrative costs incurred by Carvana or otherwise), which shall be funded pursuant to the applicable Disbursement Agreement, which such amount shall be subject to VMRE’s confirmation, review and approval if such aggregate amount for Property exceeds the applicable Budget (excluding land acquisition costs) after taking into consideration the 15% contingency set forth in the Budget; provided that Improvements constructed after the applicable Closing shall be funded pursuant to the applicable Disbursement Agreement, and all other Improvements shall be funded pursuant to this Agreement;

3.2.2    With respect to a Leasehold Property, the Purchase Price shall be one hundred percent (100%) of the actual costs incurred by Carvana with respect to the construction of the Improvements (whether New Improvements or Existing Improvements), including all Hard Costs and Soft Costs (but no internal management fee or administrative costs incurred by Carvana or otherwise) which such amount shall be subject to VMRE’s confirmation, review and approval if such aggregate amount exceeds the applicable Budget after taking into consideration the 15% contingency set forth in the Budget; provided that Improvements constructed after the applicable Closing shall be funded pursuant to the applicable Disbursement Agreement, and all other Improvements shall be funded pursuant to this Agreement.

3.3    Purchase Facility Fee. Carvana shall pay to VMRE, on the Effective Date, a purchase facility fee in the amount of [***] of the amount of the Facility Cap (the “Purchase Facility Fee”). The Purchase Facility Fee constitutes VMRE’s underwriting, site assessment, valuation and processing fees and such Purchase Facility Fee shall be deemed fully earned upon the Effective Date and is not refundable. Carvana’s obligation to pay the Purchase Facility Fee shall be an obligation separate and apart from Carvana’s obligation to pay Transaction Costs under this agreement.

3.4    Reserved.

3.5    Repurchase Option. At any time during the term of any Operator Lease, Carvana may elect to repurchase a Property sold to VMRE pursuant to this Agreement. The purchase price for such repurchase (the “Repurchase Price”) shall be calculated in the manner set forth in Section 3.2 above, plus (x) any and all Purchase Price disbursements made under a Disbursement Agreement for such applicable Property, (y) any amounts added to or subtracted from the Repurchase Price pursuant to the Operator Lease, and (z) any and all amounts paid by VMRE with regard to such Property pursuant to VMRE’s lease or ownership of the Property during VMRE’s ownership of such Property. The conveyance of a Property made pursuant to this repurchase option shall be made by VMRE, “AS IS, WHERE IS AND WITH ALL FAULTS” as of the date Carvana exercises its option, without representation or warranty except as may be expressly provided in the conveyance documents to be delivered by VMRE which shall be in substantially the same form as the Conveyance Documents entered into with respect to VMRE’s purchase of such Property. Additionally, such conveyance shall be subject to (i) all applicable Permitted Exceptions related to the Property, (ii) all other new easements, liens or encumbrances entered into during VMRE’s ownership of the Property, but excluding only any new easements, liens or encumbrances created or entered into by VMRE during VMRE’s ownership which (a) have not been requested by Carvana and (b) have been entered into without Carvana’s consent, which consent may not be unreasonably withheld, unless in either case (a) or (b) such new easements, liens, or encumbrances do not unreasonably interfere with Carvana’s operations at the Property, and (iii) any mechanic’s and materialmen’s liens related to Carvana’s construction of the Improvements. Upon the reconveyance of a Property made under this Section 3.5, any Ground Sub-Lease related to the applicable Property shall terminate as of the date of such repurchase and reconveyance and Carvana agrees to execute any instrument or agreement reasonably requested by VMRE for purposes of terminating the applicable Ground Sub-Lease. In connection with the repurchase of the Property under this Section 3.5, VMRE shall not be required to provide or deliver any indemnification or affidavit to Carvana or to any title company with respect to mechanic’s or materialmen’s liens related to or resulting from Carvana’s construction activities on the Property.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

3.6    Put Option. At any time from and after the date which is sixty (60) days prior to the expiration of the Facility Term, VMRE shall have a put option (the “Put”), pursuant to which VMRE may (but shall not be required to) require Carvana to repurchase from VMRE any Property sold to VMRE pursuant to this Agreement. Upon written notice from VMRE exercising the Put with respect to a Property, Carvana shall have a period of sixty (60) days to repurchase the Property at the Repurchase Price. If Carvana fails to repurchase the Property within the 60-day period provided in the foregoing sentence, such failure shall be deemed an Event of Default under the Operator Lease and rent shall accrue under such Operator Lease at rate equal to the Holdover Rent (as defined in the Operator Lease). The conveyance of the Property made pursuant to a Put shall be made by VMRE, “AS IS, WHERE IS AND WITH ALL FAULTS” as of the date VMRE exercises it’s the Put, without representation or warranty except as may be expressly provided in the conveyance documents to be delivered by VMRE which shall be in substantially the same form as the Conveyance Documents entered into with respect to VMRE’s purchase of such Property. Additionally, such conveyance shall be subject to (i) all applicable Permitted Exceptions related to the Property, (ii) all other new easements, liens or encumbrances entered into during VMRE’s ownership of the Property, but excluding only any new easements, liens or encumbrances created or entered into by VMRE during VMRE’s ownership which (a) have not been requested by Carvana and (b) have been entered into without Carvana’s consent, which consent may not be unreasonably withheld, unless in either case (a) or (b) such new easements, liens, or encumbrances do not unreasonably interfere with Carvana’s operations at the Property, and (iii) any mechanic’s and materialmen’s liens related to Carvana’s construction of the Improvements. Upon the reconveyance of a Property made under this Section 3.6, any Ground Sub-Lease related to the applicable Property shall terminate as of the date of such repurchase and reconveyance and Carvana agrees to execute any instrument or agreement reasonably requested by VMRE for purposes of terminating the applicable Ground Sub-Lease. In connection with the repurchase of the Property under this Section 3.6, VMRE shall not be required to provide or deliver any indemnification or affidavit to Carvana or to any title company with respect to mechanic’s or materialmen’s liens related to are resulting from Carvana’s construction activities on the Property.

Article IV. PURCHASE OF THE PROPERTY

4.1    Closing Date. The purchase and sale of a Property shall be closed (the “Closing”) within five (5) Business Days following the later of (a) the Inspection Period Expiration Date and the satisfaction of all of the terms and conditions contained herein related to such property and (b) Seller’s delivery of those documents set forth in Section 7.1(a), but in no event shall any Closing occur after the expiration of the Facility Term.

4.2    Purchase Price.    On a Closing Date, the Purchase Price for a Property (determined as set forth in Section 3.2), as adjusted pursuant to this Agreement, shall be paid by VMRE to Carvana (through the Title Company, as escrow agent) in immediately available United States funds pursuant to, among other things, separate Closing Settlement Statements executed and delivered by VMRE and Carvana, respectively.

4.3    Closing.    VMRE has ordered (or Carvana has ordered on VMRE’s behalf) a title insurance commitment for the Property from Title Company. Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from the Parties to do so. All Transaction Costs shall be borne by Carvana, including, without limitation, the cost of title insurance, the attorneys' fees and expenses of Carvana, reasonable attorneys' fees and out-of-pocket expenses incurred by VMRE and the fees related to the Construction Consultant. All real and personal property and other applicable taxes and assessments and other charges relating to a Property which are due and payable on or prior to the Closing Date, as well as such taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 5.1, shall be paid by Carvana at or prior to the Closing; and all other taxes and assessments shall be paid by Carvana Lessee in its capacity as lessee (or sublessee, as applicable) under the Operator Lease in accordance with the terms of the Operator Lease. The applicable Transaction Documents shall be dated as of the Closing Date.

Carvana and VMRE hereby agree to employ Title Company to act as escrow agent in connection with the Transactions. Carvana and VMRE will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for VMRE’s or Carvana's respective credits all amounts necessary to procure the delivery of such documents and to pay, on behalf of VMRE and Carvana, all charges and obligations payable by them, respectively. Carvana will pay all charges payable to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of VMRE and Carvana or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement with respect to a Property shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by Federal wire transfer. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with a Property, concerning the amount of such charge or assessment or the amount secured by such lien without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued by Title Company in favor of VMRE or Carvana.

Section 4.4    Prorations. Except to the extent payable by the Tenant under the Operator Lease, insurance, taxes, special assessments, utilities or any other costs related to a Property shall be prorated between VMRE and Carvana as of the Closing Date of the initial purchase by VMRE or any subsequent repurchase by Carvana. For all periods prior to the Closing Date, Carvana represents and warrants to VMRE that Carvana has paid (or will pay, to the extent payment is not yet due) all state and local income, franchise, and other taxes (and any applicable interest or penalties) imposed upon, or payable by, Carvana in the state where the Property is located and VMRE will not inherit any liability associated with “successor liability laws”. Carvana shall be responsible for delivering to the Title Company such indemnifications as may be required by the Title Company to insure indefeasible fee simple title to the Property free and clear of any and all such taxes. Carvana shall indemnify, defend and hold harmless VMRE of and from any claims, demands and causes of action asserted against VMRE as a result of a breach of the foregoing representation and covenant. Such indemnification obligation shall survive the Closing.

Section 4.5    Lease of Property; Guaranty; Disbursement Agreement. As of each Closing, VMRE and Carvana Lessee shall execute an Operator Lease for the Property, pursuant to which VMRE shall, from and after the Closing, lease the Property to Carvana Lessee. The rent payable under each Operator Lease related to a Fee Property shall be determined by VMRE based on the Purchase Price for the applicable Property and a rate of return or “cap rate” in an amount to be agreed upon by VMRE and Carvana prior to the applicable Closing and reflected in the applicable Operator Lease. The rent payable under each Operator Lease related to a Leasehold Property shall be determined by VMRE as the sum of (a) all rent and other amounts payable under the applicable Ground Lease and (b) an amount determined by VMRE based on the Purchase Price for the Leasehold Property and a rate of return or “cap rate” in an amount agreed upon by Carvana and VMRE prior to the applicable Closing. The term of the Operator Lease shall be fifteen (15) years subject to early termination rights as set forth in the Operator Lease. Guarantor shall execute and deliver the Guaranty with respect to the Operator Lease for the applicable Property. If New Improvements will be constructed upon a Property, VMRE, Carvana and Title Company shall execute and deliver a Disbursement Agreement with respect to such Property.

Section 4.6    Development Activities. If New Improvements will be constructed upon a Property, the Operator Lease and the Disbursement Agreement shall provide for the following:

(a)    Carvana Lessee shall undertake the Development Activities with respect to the Property pursuant to plans and specifications provided by Carvana Lessee and approved by VMRE prior to Closing as set forth in this Agreement; promptly after Closing, Carvana Lessee shall commence and diligently complete the Development Activities;
(b)    VMRE, as landlord under the Operator Lease, shall disburse to Carvana Lessee amounts related to certain costs and expenses for the Development Activities, all as expressly provided by and in accordance with the terms of the Operator Lease and the Disbursement Agreement; in no event shall VMRE’s obligation to disburse amounts to Carvana for Development Activities exceed the "Maximum Investment Amount" set forth in the applicable Disbursement Agreement;
(c)    Carvana Lessee shall be responsible for payment of rent and additional rent (including, without limitation, insurance and real property taxes) with respect to the Property as described in the Operator Lease; and
(d)    upon each disbursement to Carvana Lessee by VMRE with respect to the Development Activities, Carvana Lessee’s obligation to pay rent to VMRE under the Operator Lease shall increase as described in the Operator Lease and the Disbursement Agreement.
Section 4.7    Integrated Transaction.    The conveyance of the Property by Carvana to VMRE, the execution and delivery of the Operator Lease by VMRE and Carvana Lessee, the execution and delivery of the Guaranty by the Guarantor, the execution and delivery of the Disbursement Agreement by VMRE and Carvana Lessee (if applicable), the disbursement by VMRE to Carvana Lessee under the Disbursement Agreement, the completion of the Development Activities by Carvana Lessee (if applicable) with respect to each Property and the conveyance of New Improvements by Carvana Lessee to VMRE (if applicable) with respect to each Property under the terms of this Agreement are not severable and shall be considered a single integrated transaction. The provisions of this Section 4.7 shall survive each Closing and shall survive the termination of this Agreement.

Article V. DUE DILIGENCE

Section 5.1    Title Insurance.

(a)    Title Company. The Title Company shall be employed by Carvana and VMRE to act as escrow closing agent in connection with the Transactions. Subject to VMRE’s written instructions and any written instructions from Carvana, this Agreement shall be used as instructions to the Title Company, as escrow agent with respect to any Closing, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. With respect to any Closing, Carvana shall be entitled to a Butler Rebate and/or any reissue rates as allowed in any applicable State for the issuance of an Owner’s Title Policy and the Lender’s Title Policy (if any).

(b)    Title Company Actions. The Title Company is authorized to pay, at each Closing, from any funds held by it for VMRE’s and/or Carvana’s respective credit, all amounts necessary to procure the delivery of the Transaction Documents and to pay, on behalf of VMRE and Carvana, all charges and obligations payable by them hereunder, respectively. VMRE and Carvana will pay to the Title Company all charges payable by them. The Title Company shall not close the Transaction with respect to any Property unless and until it receives separate written instructions from each of VMRE and Carvana. The Title Company is authorized, in the event any conflicting demand is made upon the Title Company and memorialized in either VMRE’s or Carvana’s written instructions, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of VMRE and Carvana or to interplead such documents and/or funds in an action brought in any court of competent jurisdiction.

(c)    Title Commitment. With respect to any Property Carvana desires to sell to VMRE and VMRE desires to purchase from Carvana, VMRE shall order a Title Commitment. Upon receipt, the Title Company shall forward a copy of the Title Commitment to VMRE and to Carvana. In addition to the title Commitment, Carvana shall deliver to VMRE a copy of any existing title policy for the applicable Property.

(d)    VMRE’s Title Objections.

(i)    Within ten (10) days after VMRE’s receipt of the later of the Title Commitment (including legible copies of all title exceptions listed therein), Zoning Evidence (if ordered), and Survey, VMRE shall deliver VMRE’s Title Objections to Carvana. VMRE’s failure to timely and properly deliver VMRE’s Title Objections to Carvana shall be deemed VMRE’s acceptance of the items disclosed in the Title Commitment (provided that such item also appears in the existing title policy for the applicable Property delivered under (c) above, if any), Zoning Evidence and/or Survey, and each item shall become a Permitted Encumbrance.

(ii)    Within five (5) Business Days after Carvana receives VMRE’s Title Objections, Carvana shall notify VMRE in writing of those VMRE’s Title Objections that Carvana (x) agrees to satisfy, or cause to be satisfied, at or prior to the Closing and at no cost and expense to VMRE, and (y) cannot or will not satisfy, or cause to be satisfied. Carvana’s failure to timely respond to VMRE’s Title Objections shall be deemed Carvana’s election not to cure any of VMRE’s Title Objections.

(iii)    If Carvana chooses not to satisfy any, or all, of the items to which VMRE has timely and properly objected, VMRE shall have the option, in its sole discretion to either (A) terminate the purchase of the applicable Property by delivering written notice of said termination to Carvana and, except as otherwise provided in this Agreement, neither Carvana nor VMRE shall have any further liability or obligation under this Agreement with respect to such Property, or (B) waive Carvana’s failure to cure any or all of the VMRE’s Title Objections, whereupon the uncured matters set forth in VMRE’s Title Objections shall become Permitted Encumbrances.

(iv)    If, on or prior to the Closing Date, Carvana is unable or unwilling to satisfy (or cause to be satisfied) any of VMRE’s Title Objections that Carvana previously agreed to satisfy, VMRE shall have the option, at VMRE’s sole discretion and without limiting any other rights and remedies herein, to terminate the purchase of the applicable Property under this Agreement by delivering written notice to Carvana and neither VMRE nor Carvana shall have any further duties or obligations under this Agreement with respect to such Property, except as otherwise provided herein. If Carvana is unable or unwilling to satisfy any of VMRE’s Title Objections and VMRE does not terminate this Agreement as to such Property pursuant to Section 5.1(d)(iii) or this Section 5.1(d)(iv), then such VMRE’s Title Objections which Carvana is unable or unwilling to satisfy shall be deemed waived and approved by VMRE and shall thereafter be deemed Permitted Encumbrances.

(v)    If any update to the Title Commitment or the Survey discloses Additional Title Objections, within five (5) Business Days following receipt of such update, VMRE may notify Carvana in writing of VMRE’s objection thereto. If any Additional Title Objections is not removed or resolved by Carvana to VMRE’s satisfaction at least three (3) days before the scheduled Closing Date, then on or before the scheduled Closing Date, VMRE shall have the option, at VMRE’s sole discretion and without limiting any other rights or remedies which VMRE may have under this Agreement, to (A) terminate the purchase of the applicable Property under this Agreement by delivering written notice to Carvana and neither VMRE nor Carvana shall have any further duties or obligations under this Agreement with respect to such Property, except as otherwise provided herein, or (B) waive such Additional Title Objections and proceed with the Closing, in which case each such waived Additional Title Objections shall be deemed a Permitted Encumbrance. If VMRE does not terminate this Agreement by reason of an Additional Title Objections, then such Additional Title Objections shall be deemed waived and approved by VMRE and shall thereafter be deemed a Permitted Encumbrance.

(vi)    Notwithstanding anything set forth in this Agreement, whether or not VMRE includes such Liens in VMRE’s Title Objections, any Lien(s) that are removable from title by the payment of money, including, without limitation, any mortgage lien, deed of trust lien, tax lien, judgment lien, mechanics liens and/or other monetary lien affecting a Property shall automatically be deemed a VMRE’s Title Objection or an Additional Title Objection, as applicable, and must be paid and satisfied, or bonded off the Property by Carvana at or before Closing.

(vii)     If Carvana is unable to convey title to a Property free and clear of the lien of any state or local tax, Carvana shall be responsible for either paying such tax or providing to the Title Company security (such as a cash deposit) so that the Title Company can issue the Owner’s Title Policy with respect to the Property to VMRE free and clear of such liens, whether or not VMRE includes such liens in VMRE’s Title Objections or the Additional Title Objections.

Section 5.2     Carvana’s Due Diligence Materials. With respect to any Property Carvana desires to sell to VMRE and VMRE desires to purchase from Carvana, Carvana shall deliver to VMRE Carvana’s Due Diligence Materials to the extent they exist and are in Carvana’s possession or control.

Section 5.3    Survey. Carvana shall order a Survey (or provide an existing Survey acceptable to Title Company permitting Title Company to remove any standard exceptions to the Title Commitment related to receipt of a survey of the Property), which shall be certified to VMRE, any requested Affiliate of VMRE, and the Title Company, and otherwise in a form reasonably acceptable to VMRE.

Section 5.4    Environmental. In its sole discretion and in the event any environmental reports (ESA or Phase II as applicable) are more than one-year-old or if, for any reason, VMRE cannot obtain a reliance letter from the engineering firm who drafted the ESA or Phase II, as applicable, in form acceptable to VMRE in VMRE’s sole discretion, VMRE may direct Carvana to order a current ESA environmental report for the Property on VMRE’s behalf from an engineering firm selected by Carvana that is acceptable to VMRE in its reasonable discretion, the cost of which shall be paid for by Carvana. If any environmental investigation report recommends additional subsurface investigation of the applicable Property, Carvana shall either (a) permit VMRE to perform such additional subsurface investigation from one (1) or more environmental inspection companies selected by VMRE, detailing and analyzing certain aspects of the Property; provided, however, that, notwithstanding the foregoing, if Carvana fails or refuses to permit any such additional subsurface investigation, VMRE may elect to terminate the Purchase of the applicable Property under this Agreement and except for those provisions expressly surviving termination hereof, Carvana’s and VMRE’s obligations hereunder shall terminate as to such Property, or (b) withdraw the Property from consideration for Purchase by VMRE in which event this Agreement shall terminate as to such Property and, except for those provisions expressly surviving termination hereof, Carvana’s and VMRE’s obligations hereunder shall terminate as to such Property.

Section 5.5    Valuations. Carvana shall deliver to VMRE any Valuations for the Property and any and all documentation, materials, receipts and other information confirming the cost of the Land (if a Fee Property) and the cost of the construction of the Improvements (whether Existing Improvements or New Improvements). VMRE shall similarly be obligated to deliver to Carvana copies of any Valuations obtained by VMRE.

Section 5.6    Zoning. Carvana shall deliver to VMRE Zoning Evidence with respect to the Property, which shall be certified to VMRE.

Section 5.7    Insurance. In addition to all other conditions precedent to VMRE’s obligations herein, VMRE’s obligation to close the acquisition of any Property under this Agreement is further subject to the condition precedent that prior to Closing with respect to such Property, VMRE shall have received the Lease Proof of Insurance.

Section 5.8    Inspection Period; Inspections.

(a)    With respect to a Property, Carvana will deliver to VMRE all information in Carvana’s possession or control relating to such Property, including without limitation Seller’s Historical Documents for such Property and all materials and information related to such Property as described on Schedule 2.8 attached hereto and made a part hereof (collectively, “Carvana’s Diligence Materials”). VMRE shall have until the Inspection Period Expiration Date to review Carvana’s Diligence Materials, conduct any investigations, studies or tests desired by VMRE, in VMRE’s sole discretion and to determine the feasibility of acquiring the applicable Property; provided that VMRE may not conduct any Phase II investigation without Carvana’s consent unless an ESA recommends same.

(b)    Beginning on the Inspection Period Commencement Date and continuing until the Closing, VMRE may conduct the Inspections and, as set forth herein, Carvana shall provide VMRE and its agents, representatives, attorneys, independent contractors, advisors, architects, contractors, subcontractors, engineers and/or designees including, without limitation, the Construction Consultant, with access to the Property to conduct the Inspections.

(c)    VMRE shall indemnify, defend and hold harmless Carvana from and against any third (3rd) party claims against Carvana arising out of injury to persons or damage to property caused by the Inspections (other than as to any matters discovered by VMRE during the Inspections) and shall repair any material damage to any of the Property caused by the Inspections; provided, however, if the Inspections produce hazardous substances or waste samples that are required to be disposed of at an off-site location in accordance with applicable laws, VMRE shall have the right to deliver to Carvana all such hazardous substances and/or waste samples and thereafter VMRE shall have no obligations whatsoever with regard to the hazardous substances and/or waste samples. This indemnification, with regard to each Property, shall survive the Closing for a period of twelve (12) months after Closing on such Property.

Section 5.9    VMRE’s Diligence Review. Notwithstanding any provision contained in this Agreement, in addition to all other express rights under this Agreement, so long as VMRE timely and properly provides written notice thereof to Carvana on or before the applicable Closing, in the event VMRE cannot confirm that the risk profile of a Property meets VMRE’s required risk profile, VMRE may cancel its impending purchase of any Property under this Agreement, in which event neither Carvana nor VMRE shall have any further duties or obligations under this Agreement with respect to such Property except as otherwise provided herein.

Article VI. REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1    Carvana’s Representations, Warranties and Covenants. With regard to each Property being purchased on a Closing Date, Carvana represents and warrants to, and covenants with, VMRE, as of the Effective Date (as applicable to Carvana and any applicable Properties), as of each Inspection Period Commencement Date (with respect to Carvana and any applicable Property) and as of each Closing Date (with respect to Carvana and any applicable Property), as follows:

(a)    Organization and Authority. Carvana is duly organized or formed, validly existing and in good standing under the laws of the state of Arizona, and is qualified to do business in any jurisdiction where such qualification is required. Carvana has all requisite power and authority to own and operate each Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transactions. The person who has executed this Agreement on behalf of Carvana has been duly authorized to do so.

(b)    Enforceability of Documents. Upon execution by Carvana and Guarantor (as applicable) of this Agreement and any other Transaction Documents to which Carvana and/or Guarantor (as applicable) is a party, this Agreement and such other Transaction Documents shall constitute the legal, valid and binding obligations of each such party, enforceable against each such party in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)    No Other Agreements and Options. None of Carvana, Guarantor or any Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal or offer or similar right to purchase or lease or option to purchase or lease granted to a third (3rd) party, other than the Operator Lease and any Ground Lease, which will (x) to Carvana’s knowledge, prevent the provision of the Guaranty by Guarantor, or (y) bind VMRE subsequent to consummation of the Transactions or any applicable Closing, and Carvana shall not enter into any such commitment, obligation or agreement from the Effective Date until Closing of the applicable Property or the earlier termination of this Agreement.

(d)    No Violations; No Successor Liability. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not:

(i)    violate any provisions of the charter or other organizational documents of Carvana;

(ii)    result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Carvana is a party or by which Carvana or any applicable Property is subject or bound (subject to Section 7.1(a)(vi);

(iii)    result in the creation or imposition of any Lien(s), restriction, charge or limitation of any kind, upon Carvana or any applicable Property;

(iv)    violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Carvana or any Property; or

(v)    transfer to VMRE any tax liability owed by Carvana to a Governmental Authority pursuant to any applicable successor liability laws.

(e)    Compliance. Carvana has not received written notice of, nor is Carvana in receipt of written materials stating, that any Property or the planned use thereof is not in compliance with:

(i)    all Applicable Laws;

(ii)    all restrictions, covenants and encumbrances with respect to such Property; and

(iii)    all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof.

(f)    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 6.1(e) above, Carvana is not currently identified on the OFAC List or is a person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g)    Title to the Property; Leasehold Properties. Each Fee Property is owned by Carvana and Carvana has (or will have at Closing) good and marketable fee simple title to each Fee Property (subject to the applicable Permitted Exceptions). Carvana has a validly existing and enforceable leasehold or subleasehold interest in each Leasehold Property (subject to the applicable Permitted Exceptions). With respect to each Leasehold Property sold to VMRE, Carvana has the legal or contractual right to sublease each Leasehold Property to VMRE or will obtain from all necessary parties consent and authorization to sublease each Leasehold Property to VMRE, subject to Section 7.1(a)(vi). Each Ground Lease is in full force and effect and is a legal, valid, binding obligation of Carvana and, to Carvana’s knowledge, the ground lessor thereunder enforceable in accordance with its terms, as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles. Neither Carvana nor any Affiliate has received any written notice claiming a default under any Ground Lease that remains uncured, nor has there occurred any event with the passing of time or the giving of notice, or both, which would constitute a default by Carvana under the any Ground Lease and, to Carvana’s knowledge, no other party to any Ground Lease is in default thereunder nor are there circumstances which, to Carvana’s knowledge, with or without the giving of notice or passage of time, or both, would constitute a default by such other party under any Ground Lease, subject to Section 7.1(a)(vi). Carvana has not received written notice from any other party to a Ground Lease in which such party has exercised or attempted to exercise any termination right with respect to such Ground Lease. There are no leases, subleases, licenses or assignments to which Carvana or any of its Affiliates is a party granting to any party or parties other than Carvana the right to the use or occupancy of any portion of the Property. Other than Carvana or one of its Affiliates, there are no parties in possession of any Property.

(h)    Litigation. There is no legal, administrative, arbitration or other dispute, proceeding, claim or action of any nature or investigation pending or involving, or to Carvana’s knowledge, threatened in writing against, the Property. There is no legal, administrative, arbitration or other dispute, proceeding, claim or action of any nature or investigation pending or, to Carvana’s knowledge, threatened in writing against Carvana which, if adversely decided or adjudicated against Carvana would have a material, adverse effect upon the financial condition of Carvana.

(i)    Condition of Property. Carvana has not received any written correspondence from a Governmental Authority stating that any part or all of a Property is in violation of applicable Legal Requirement or require any repairs or improvements.

(j)    Intended Use. The Property is being used solely for, or upon completion of the Development Activities will be used solely for, the Permitted Operations and related ingress, egress and parking, and for no other purposes, except as provided in the Operator Lease.

(k)    Utilities. On the Completion Date, the Property shall have sufficient public utilities available to permit full utilization of such Property for its intended purposes and Carvana has paid (or shall pay) all applicable utility connection fees and use charges.

(l)    Condemnation; Blighted Areas. Except as expressly disclosed in a written representation from Carvana to VMRE made within 10 days prior to the applicable Inspection Period Expiration Date, Carvana has received no notice of condemnation or eminent domain proceedings affecting the Property and Carvana has no actual knowledge, without independent investigation or inquiry, that any such proceedings are contemplated. To Carvana’s knowledge, the areas where the Property is located have not been declared blighted by any Governmental Authority.

(m)    Environmental. Except as expressly disclosed in a written representation from Carvana to VMRE made within 10 days prior to the applicable Inspection Period Expiration Date, Carvana has not received any written notice or other written communication from any person (including but not limited to a Governmental Authority) relating to the existence of Hazardous Materials, Regulated Substances or USTs, or remediation thereof, or possible liability of any Person (including without limitation, Carvana Lessee) pursuant to any Environmental Law, other environmental conditions in connection with the Real Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing. Carvana is fully familiar with the present use of the Property, and, after due inquiry, Carvana has become generally familiar with the prior uses of the Property. During the time of Carvana’s occupancy or ownership, no Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Property, except in De Minimis Amounts and in compliance with all applicable Environmental Laws, and no Release or Threatened Release has occurred at or on the Property. The activities, operations and business undertaken on, at or about the Property, including, but not limited to, any past or ongoing alterations or improvements at the Property, are and have been at all times, in compliance with all Environmental Laws. No further action is required to remedy any Environmental Condition or violation of, or to be in full compliance with, any Environmental Laws, and no lien has been imposed on the Property in any federal, state or local Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials on or off the Property. There is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at the Property of any Hazardous Materials, or of any facts which would give rise to any such action, nor has Carvana (a) received any notice (and Carvana has no actual or constructive knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with the Property or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials on or at the Property, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials at or on the Property; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Property or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials relating to the Property or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

(n)    Information and Financial Statements. The financial statements and other information concerning Carvana delivered by or on behalf of Carvana to VMRE are true, correct and complete in all material respects, and no material adverse change has occurred with respect to the information provided in any such financial statements, or other information provided to VMRE since the date such financial statements and other information were prepared or delivered to VMRE. Carvana understands that VMRE is relying upon such financial statements and information and Carvana represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of such statements, the financial condition of each entity to which they pertain.

(o)    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Carvana.

(p)    Restrictions. Beginning on the Inspection Period Commencement Date and continuing through the Closing Date with respect to any Property or the earlier termination of this Agreement as to any Property, Carvana shall not, without the prior written consent of VMRE, place any easement, covenant, condition, right-of-way or restriction on the Property, amend or modify any such instrument, or voluntarily take any other action that materially and adversely affects title to the Property.

(q)    Development of Property. Carvana has determined that the Property is acceptable and suitable for its planned development and use for the operation of the Permitted Operations and has obtained all necessary approvals, permits, and other authorizations required for its development and operation of the Property in accordance with the Disbursement Agreement.

(r)    No Mechanics’ Liens. Except for such liens as may arise from work performed as contemplated by the applicable Budget, there are no outstanding accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other person in connection with labor or materials furnished to or performed on any portion of the Property, which will not have been fully paid for on or before the Closing Date or, to Carvana’s actual knowledge, without independent investigation or inquiry, which might provide the basis for the filing of such liens against the Property or any portion thereof. Except for such liens as may arise from work performed as contemplated by the applicable Budget, no work has been performed or is in progress nor have materials been supplied to the Property or agreements entered into for work to be performed or materials to be supplied to the Property prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Property or any portion thereof. Carvana shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into by Carvana prior to the Closing Date for and/or any work performed on, or materials supplied to the Property prior to and, to the extent same were at the request or requirement of Carvana, subsequent to the Closing Date, and Carvana shall and does hereby agree to defend, indemnify and forever hold VMRE and VMRE’s designees harmless from and against any and all such mechanics’ lien claims or accounts payable relating to the Property.

(s)    USTs. The Property does not contain or include any USTs.

All representations and warranties of Carvana made in this Agreement shall (i) be true as of the Effective Date and (ii) be deemed to have been made again and be true, as of each Closing Date with regard to a Property being purchased by VMRE, except as expressly stated otherwise herein. The right to prosecute an action based on a breach of a representation or warranty contained in this Section 6.1 shall survive Closing.

Section 6.2    VMRE’s Representations, Warranties and Covenants. VMRE represents and warrants to, and covenants with, Carvana as follows:

(a)    Organization and Authority. VMRE is duly organized, validly existing and in good standing under the laws of its state of formation. VMRE has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The person who has executed this Agreement on behalf of VMRE has been duly authorized to do so.

(b)    Enforceability of Documents. Upon execution by VMRE, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of VMRE, enforceable against VMRE in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)    Litigation. To the best of VMRE’s knowledge, there are no actions or proceedings pending against or involving VMRE before any Governmental Authority which in any way adversely affect or may adversely affect VMRE or VMRE’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)    Satisfaction of Conditions Precedent. Beginning on the Effective Date and continuing through the Closing Date, VMRE agrees to use its best efforts to satisfy all conditions precedent set forth in Section 7.2.

All representations and warranties of VMRE made in this Agreement shall (i) be true as of the Effective Date, and (ii) be deemed to have been made again and be true, as of each Closing Date, except as expressly stated otherwise herein. The right to prosecute an action based on a breach of a representation or warranty contained in this Section 6.2 shall survive Closing.

Article VII. CONDITIONS PRECEDENT TO CLOSING

Section 7.1    VMRE’s Conditions to Closing. VMRE shall not Close and fund the acquisition of any Property pursuant to this Transaction until the following conditions precedent are satisfied or waived in writing by VMRE:

(a)    Before the Closing Date for the applicable Property, Carvana shall have delivered to the Title Company (with a copy to VMRE by email) one (1) or more original of the following documents with respect to such Property, executed by Carvana:

(i)    Carvana’s written closing instructions;
(ii)    Carvana’s Closing Settlement Statement;
(iii)    Deed;
(iv)    Bill of Sale (in a form agreed to in writing by VMRE and Carvana);
(v)    Assignment Agreement;
(vi)    Recognition Agreement (if Leasehold Property); provided, however, VMRE may elect to waive the delivery of the Recognition Agreement as a condition to Closing provided that (a) Carvana has demonstrated to VMRE that Carvana has used commercially reasonable best efforts to diligently and promptly obtain the applicable prime landlord’s execution of the Recognition Agreement, (b) Carvana has regularly provided to VMRE information regarding Carvana’s efforts and progress with respect to obtaining such execution, (c) Carvana has promptly responded to any requests made by VMRE for any updates or other reasonable information regarding Carvana’s efforts to obtain execution of the Recognition Agreement, and (d) Carvana has promptly cooperated with any other reasonable requests made by VMRE related to the Recognition Agreement;
(vii)    Non-Foreign Seller Certificate;
(viii)    Title Company Affidavit; and
(ix)    Carvana’s good standing certificate and other resolutions or consents as may be required by the Title Company.

(b)    VMRE or the Title Company shall have received (with a copy being provided to the other party by electronic mail) the following items on or before the Closing Date, unless an earlier delivery is required elsewhere in this Agreement:

(i)    Operator Lease;
(ii)    Guaranty;
(iii)    Disbursement Agreement;
(iv)    Evidence of Flood Insurance (if applicable);

(v)    Lease Proof of Insurance;
(vi)    Carvana’s good standing certificate from the applicable State and any other resolutions or consents as may reasonably be required by VMRE;
(vii)    Carvana Lessee’s good standing certificate from the applicable State and any other resolutions or consents as may reasonably be required by VMRE;
(viii)    UCC-1 Financing Statements (if required); and
(ix)    Any other document required to be delivered pursuant to this Agreement and/or the other Transaction Documents and such further documents as may be reasonably required in order to fully and legally close the Transaction and/or the sale of the applicable Property.

(c)    VMRE shall have received the Title Company’s irrevocable commitment and unconditional agreement to issue to VMRE the Owner’s Title Policy pursuant to the applicable Title Commitment approved by VMRE and such endorsements and additional coverages as reasonably requested by VMRE (if applicable).

(d)    There shall be adequate rights of access to public roads and ways available to the Real Property to permit full utilization of the Real Property for operation of the Permitted Operations, and all required permits and approvals necessary to allow Carvana Lessee to commence the Development Activities and for the operation of the Permitted Operations shall be in full force and effect.

(e)    There shall have been no material adverse change since the Effective Date in the financial condition of Carvana, Carvana Lessee or Guarantor or in the title to or condition of the Property.

(f)    The representations and warranties of Carvana set forth in Section 6.1 above and elsewhere in this Agreement shall have been true and correct in all material respects when made and shall continue to be true and correct in all material respects as of each Closing Date.

(g)    There shall be no outstanding Event of Default.

(h)    All real estate taxes due and payable with respect to the Real Property shall be paid-in-full by Carvana, excluding any real estate taxes for the year of Closing which are not yet due and payable.

(i)    No event shall have occurred and be continuing, or condition exist, which would, upon the Closing Date or the giving of notice and/or passage of time, constitute a breach or default pursuant to Section 9.1 below or under any other Transaction Document.

(j)    With respect to any Property on which New Improvements will be constructed, VMRE shall have received confirmation and approval of such proposed construction, New Improvements and Budget from Construction Consultant to the extent required under the Disbursement Agreement and Construction Consultant shall have confirmed satisfaction of such other matters as may be set forth in the Disbursement Agreement.

(k)    VMRE shall have received valid copies of all of Carvana’s Diligence Materials listed in Items 1 through 4 (inclusive) of Schedule 2.8 hereof.

Section 7.2    Carvana’s Conditions Precedent to Closing. Carvana shall not be obligated to Close the sale of any Property pursuant to this Transaction until the following conditions precedent are satisfied or waived in writing by Carvana:

(a)    Before the Closing Date VMRE shall have delivered to the Title Company (with a copy to Carvana by email) one (1) or more original of the following documents, executed by VMRE:

(i)    VMRE’s Closing Settlement Statement,

(ii)    VMRE’s written closing instructions, and
(iii)    any other document required to be delivered pursuant to this Agreement and/or the other Transaction Documents, including the Lease from VMRE to Carvana and such further documents as may be reasonably required in order to fully and legally close the Transaction and/or the sale of the applicable Property.

(b)    VMRE shall have deposited with the Title Company the amounts due from VMRE as listed on VMRE’s Closing Settlement Statement.

(c)    No Purchaser Event of Default (as defined below) shall exist.

(d)    No event shall have occurred, or condition exist, which would, upon the Closing Date or the giving of notice and/or passage of time, constitute a breach or default pursuant to Section 9.3 below or under any other Transaction Document.

Article VIII. CLOSING

Section 8.1    Closing and Funding.

(a)    Subject to the satisfaction of all conditions precedent set forth in Section 7.1 and Section 7.2 above and the termination rights provided for throughout this Agreement, the Closing of each Property shall occur on the Closing Date; provided, however, VMRE and Carvana may agree to in writing to extend the Closing Date to a mutually agreed-upon date.

(b)    When all conditions precedent have been satisfied (or waived in writing), no Event of Default is outstanding (or VMRE has provided a written waiver thereof), no VMRE Event of Default outstanding (or Carvana has provided a written waiver thereof) and the Title Company has confirmed that it has actual physical possession of all Transaction Documents (or has confirmed that VMRE has in its physical possession any of the Transaction Documents not held by Title Company) and related items necessary to Close and fund the purchase and sale of a Property in accordance with this Transaction, then Carvana and VMRE shall instruct the Title Company to Close the purchase and sale of such Property in accordance with this Transaction pursuant to VMRE’s written closing instructions and Carvana’s written closing instructions.

Section 8.2    Possession. Possession of the Property, free and clear of all tenants and other parties-in-possession (except for Carvana Lessee pursuant to the Operator Lease), shall be delivered to VMRE on the Closing Date.

Article IX. DEFAULTS; REMEDIES

Section 9.1    Event of Default. Each of the following shall constitute an Event of Default:

(a)    If any representation or warranty of Carvana contained herein is false in any material respect when made or deemed made;

(b)    If any representation or warranty of Carvana contained in a Transaction Document is false in any material respect when made or deemed made; provided, however, if such false representation or warranty is not intentionally made by Carvana and is of the nature that such false representation or warranty can be cured, Carvana shall have fifteen (15) days from the date upon which Carvana receives written notice from VMRE identifying the false representation or warranty and declaring the default to cure such false representation or warranty;

(c)    If Carvana represents to VMRE a materially false statement about any portion of this Agreement, the Transactions or a Property; provided, however, if such materially false statement is not intentionally made by Carvana and is of the nature that such materially false statement can be cured, Carvana shall have fifteen (15) days from the date upon which Carvana receives written notice from VMRE identifying the materially false statement and declaring the default to cure such materially false statement;

(d)    If Carvana fails to timely and properly perform any covenant, requirement and/or obligation imposed on Carvana pursuant to this Agreement and does not cure the default within thirty (30) days from when Carvana receives written notice form VMRE identifying the unperformed covenant, requirement and/or obligation imposed on Carvana pursuant to this Agreement and declaring the default;

(e)    If there is an Event of Default under any Operator Lease which is not cured according to the terms of such Operator Lease or if there is an Event of Default under any of the Other Agreements which is not cured according to the terms of the applicable Other Agreements;

(f)    An Insolvency Event occurs with respect to Carvana or Carvana Lessee;

(g)    If there is a default under any Ground Lease which is not cured by Carvana prior to the expiration of any notice or cure period provided under such Ground Lease or if a Ground Lease is terminated at any time during which an Operator Lease was in effect with respect to the applicable Property, except if such termination occurs in connection with a Carvana Repurchase or Put of the applicable Property; or

(h)    If Carvana fails to cure a Property Event of Default in the manner and with the cure period provided for in Section 9.2 hereof.

Section 9.2    VMRE’s Remedies. In the event an Event of Default (other than a Property Event of Default) occurs VMRE shall be entitled to exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the following:

(a)    To terminate this Agreement by giving written notice to Carvana in which case neither party shall have any further obligation or liability, except such liabilities as Carvana may have for such breach or default;
(b)    To proceed with any Closing and direct Title Company to apply such portion of the Purchase Price as VMRE may deem reasonably necessary to cure any such breach or default;
(b)    To bring an action for damages against Carvana, which, in the event VMRE proceeds to close, may include an amount equal to the difference between the value of the Property as conveyed to VMRE and the value the VMRE would have had if all representations and warranties of Carvana were true and Carvana had complied with all of its obligations under this Agreement;
(c)    To bring an action to require Carvana specifically to perform its obligations;
(d)    To recover from Carvana all expenses, including reasonable attorneys' fees, paid or incurred by Buyer as a result of such breach or default; and/or
(e)    To exercise the Put with respect to any or all of the Properties in which event Carvana shall have a period of thirty (30) days to repurchase the Property or Properties at the Repurchase Price.
Notwithstanding the foregoing, nothing contained in this Section 9.2 shall be construed to effect in any way Carvana’s indemnities set forth in this Agreement.

Notwithstanding anything contained in this Agreement or in any Transaction Document to the contrary and provided that such obligation, condition or event that is the basis of such Property Event of Default is not, in VMRE’s discretion, reasonably anticipated to result in a material adverse effect on the financial condition of any Carvana Entity, VMRE's sole remedy following the occurrence of a Property Event of Default shall be to require Carvana to repurchase the Defaulted Property from VMRE by paying VMRE the applicable Purchase Price, which repurchase shall (i) occur within thirty (30) days from the occurrence of the Property Event of Default, and (ii) cure such Property Event of Default. The conveyance of the Defaulted Property to cure a Property Event of Default shall be made by VMRE, AS-IS, WHERE IS AND WITH ALL FAULTS” as of the date of such conveyance, without representation or warranty except as may be expressly provided in the conveyance documents to be delivered by VMRE which shall be in substantially the same form as the Conveyance Documents entered into with respect to VMRE’s purchase of such Defaulted Property. Additionally, such conveyance shall be subject to (i) all applicable Permitted Exceptions related to the Property, (ii) all other new easements, liens or encumbrances entered into during VMRE’s ownership of the Property, but excluding only any new easements, liens or encumbrances created or entered into by VMRE during VMRE’s ownership which (a) have not been requested by Carvana and (b) have been entered into without Carvana’s consent, which consent may not be unreasonably withheld, unless in either case (a) or (b) such new easements, liens, or encumbrances do not unreasonably interfere with Carvana’s operations at the Property and (iii) any mechanic’s and materialmen’s liens related to Carvana’s construction of the Improvements. Upon the reconveyance of a Property made under this Section, any Ground Sub-Lease related to the applicable Property shall terminate as of the date of such repurchase and reconveyance and Carvana agrees to execute any instrument or agreement reasonably requested by VMRE for purposes of terminating the applicable Ground Sub-Lease. In connection with the repurchase of the Property under this Section, VMRE shall not be required to provide or deliver any indemnification or affidavit to Carvana or to any title company with respect to mechanic’s or materialmen’s liens related to are resulting from Carvana’s construction activities on the Property. During the period that a Property Event of Default exists, Carvana shall not be eligible for any disbursements under the Disbursement Agreement.

Section 9.3    VMRE Event of Default. Each of the following shall constitute a “Purchaser Event of Default”:

(a)    If VMRE fails to timely and properly perform any covenant, requirement and/or obligation imposed on VMRE pursuant to this Agreement and does not cure the default within thirty (30) days from when VMRE actually, receives Carvana’s written notice identifying the unperformed covenant, requirement and/or obligation imposed on VMRE pursuant to this Agreement and declaring a default; or

(b)    An Insolvency Event occurs with respect to VMRE.

Section 9.4    Carvana’s Sole Remedy. In the event a Purchaser Event of Default occurs, Carvana’s sole and exclusive sole remedy shall be to seek specific performance with regard to VMRE’s obligations under this Agreement. In no event shall Carvana have the right to terminate this Agreement or to otherwise seek or cause this Agreement to be terminated.

X. MISCELLANEOUS

Section 10.1    Further Assurances. Each of VMRE and Carvana agrees, whenever and as often as reasonably requested to do so by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the Transaction and the intent and purpose of this Agreement.

Section 10.2    Transaction Characterization.

(a)    VMRE and Carvana intend that all components of the Transactions be considered a single integrated transaction and not be severable.

(b)    VMRE and Carvana intend that Carvana’s conveyance of each Property to VMRE be an absolute conveyance in form and substance, and that the Conveyance Documents to be delivered at each Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Carvana. After the execution and delivery of the Conveyance Documents with respect to a Property, Carvana will have no legal or equitable interest or any other claim or interest in the Property (except to the extent set forth in the Operator Lease). VMRE and Carvana also intend for each Operator Lease to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of each Operator Lease are those of a true lease. Neither VMRE nor Carvana shall contest the validity, enforceability or characterization of the sale and purchase of any Property as an absolute conveyance by Carvana to VMRE pursuant to this Agreement, and VMRE and Carvana shall support the intent expressed herein that the purchase of each Property by VMRE pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)    Each of VMRE and Carvana hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of VMRE and Carvana expressed in this Agreement; provided, however, in no event shall this Section 10.2 require Carvana to take any action contrary to generally accepted accounting principles and Carvana shall be permitted to account for matters related to this Transaction as Carvana deems necessary based on the terms of this Transaction.

Section 10.3    Risk of Loss.

(a)    Condemnation. If, prior to Closing, action is initiated to take a Property or any portion of a Property, or any portion thereof, by eminent domain proceedings or by deed-in-lieu thereof, within three (3) Business Days from when Carvana received notice of the taking, Carvana shall give VMRE prompt written notice of the commencement of such action and VMRE may elect at or prior to Closing, to:

(i)    terminate this Agreement as to such Property, in which event Carvana and VMRE shall be relieved and discharged from any further obligation or liability herein with respect to such Property, except as expressly stated otherwise herein; or

(ii)    proceed to close on the acquisition of the Property, in which event all of Carvana’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to VMRE at the Closing and there shall be no reduction in the Purchase Price.

(b)    Casualty. Within three (3) Business Days following a casualty event with respect to a Property, Carvana shall give VMRE prompt written notice of the casualty event. Carvana assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated and thereafter the Operator Lease shall control. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty which Carvana, at its sole option, does not elect to fully repair, VMRE may elect at or prior to Closing, to:

(i)    terminate this Agreement as to such Property, in which event Carvana and VMRE shall be relieved and discharged from any further obligation or liability herein with respect to such Property, except as expressly stated otherwise; or

(ii)    proceed to close the acquisition of the Property, in which event all of Carvana’s assignable right, title and interest in and to the proceeds of any insurance policy covering such casualty (less an amount equal to any expense and cost reasonably incurred by Carvana to repair or restore the Property, which shall be payable to Carvana upon Carvana’s delivery to VMRE of satisfactory evidence thereof) shall be assigned to VMRE at Closing, and VMRE shall be entitled to a credit in the amount of Carvana’s (or Carvana Lessee’s, as the case may be) deductible at Closing. In such event, VMRE shall apply such proceeds to the repair and restoration of the improvements located on the Property, but to the extent such proceeds exceed the cost of repair and restoration, VMRE shall be entitled to keep the excess proceeds.

Section 10.4    Notices.All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) E-Mail transmission, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by E-Mail transmission. Notices shall be provided to the parties and addresses (or electronic mail addresses) as VMRE or Carvana may from time to time hereafter specify to the other party in a written notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, it may be waived in writing at any time by the Person or Persons entitled to receive such Notice. If either party provides notice to the other pursuant to any manner of delivery other than electronic mail, the parties shall endeavor to provide additional notice to the other party by electronic mail, provided that in no event shall a failure by either party to provide such additional electronic mail notice render any other notice provided by the notifying party invalid so long as it otherwise complies with the requirements of this Section.

A copy of any Notice delivered pursuant to this Section 10.4 shall contemporaneously be delivered in the manner provided for herein to any mortgagee or assignee of VMRE’s interest that previously notified Carvana in writing of its name and address.

Section 10.5    Assignment. VMRE may assign its rights under this Agreement in whole or in part at any time to any Affiliate without the consent of Carvana. With respect to any assignment of VMRE’s rights under this Agreement in whole, such Affiliate must have the ability to fulfill the terms of this Agreement and must expressly assume all rights and responsibilities of VMRE under this Agreement. Upon any unconditional assignment of VMRE’s entire right and interest hereunder and assumption by such Affiliate of VMRE’s rights and responsibilities under this Agreement, VMRE shall automatically be relieved, from and after the date of such assignment, from liability for the performance of VMRE’s obligations herein. Carvana shall not, without the prior written consent of VMRE, which consent may not be unreasonably withheld, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in any Property, or any of Carvana’s rights under this Agreement, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise. In the event of any assignment or transfer of this agreement in whole or in part by VMRE as contemplated in this Section 10.5, references to VMRE in this Agreement shall include VMRE’s assignee or designee to the extent applicable. In the event of any assignment or transfer of this agreement in whole or in part by Carvana as contemplated in this Section 10.5, references to Carvana in this Agreement shall include Carvana’s assignee or designee to the extent applicable.

Section 10.6    Indemnity. In addition to any indemnity provided by Carvana to VMRE set forth in this Agreement, if the Closing occurs, Carvana shall indemnify, defend and hold harmless VMRE and its directors, officers, shareholders, employees, successors, assigns, agents, lenders, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees and invitees, as applicable, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, VMRE's reasonable attorneys' fees and consequential damages of any nature arising from or connected with the ownership and operation of the Property from and after the Effective Date and continuing through the Closing. The indemnity in this Section 10.6 shall survive each Closing and shall survive the termination of this Agreement.

Section 10.7    Brokerage Commission. Each of VMRE and Carvana represents and warrants to the other that neither VMRE nor Carvana has dealt with, negotiated through or communicated with any broker in connection with this Transaction. Either VMRE or Carvana, as applicable, shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the other Party by any broker claiming a commission or fee by, through or under such indemnifying Party. VMRE’s and Carvana’s respective obligations under this Section 10.7 shall survive each Closing or termination of this Agreement.

Section 10.8    Reporting Requirements. VMRE and Carvana agree to comply with any and all reporting requirements applicable to the Transactions which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 10.9    Disclosures and Securities Laws. Except as expressly set forth in this Agreement and as required by law or judicial action, prior to Closing neither Carvana nor VMRE will make any public disclosure of this Agreement, the Transactions, the Transaction Documents (including provisions contained within the Transaction Documents) without the prior consent of the other party hereto. VMRE and Carvana further agree that, notwithstanding any provision contained in this Agreement, either VMRE or Carvana (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, Carvana and VMRE hereby acknowledge that each is aware that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of Carvana (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. Each party shall bear responsibility for handling any and all disclosure in connection with this provision accordingly.

Section 10.10    Time is of the Essence. VMRE and Carvana expressly agree that time is of the essence with respect to the performance of this Agreement.

Section 10.11    Non-Business Days. If the Closing Date, or the date for delivery of a Notice, or performance of a party’s covenant or obligation falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 10.12    Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any prior or future occasion.

Section 10.13    VMRE’s and Carvana’s Liability.

(a)    Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by VMRE, that:

(i)    there shall be absolutely no personal liability on the part of any director, officer, manager, partner, member, employee or agent of VMRE with respect to any of the terms, covenants and conditions of this Agreement;

(ii)    Carvana waives all claims, demands and causes of action against VMRE’s directors, officers, managers, members, partners, employees and agents in the event of any breach by VMRE of any of the terms, covenants and conditions of this Agreement to be performed by VMRE; and

(iii)    Carvana shall look solely to the assets of VMRE or its assignee for the satisfaction of each and every remedy of Carvana in the event of any breach by VMRE of any of the terms, covenants and conditions of this Agreement to be performed by VMRE, such exculpation of liability to be absolute and without any exception whatsoever, subject to the other provisions of this Agreement which may limit recourse of Carvana against VMRE.

(b)    Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Carvana, that:

(i)    there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Carvana with respect to any of the terms, covenants and conditions of this Agreement;

(ii)    VMRE waives all claims, demands and causes of action against Carvana’s directors, officers, managers, members, partners, employees and agents in the event of any breach by Carvana of any of the terms, covenants and conditions of this Agreement to be performed by Carvana; and

(iii)    VMRE shall look solely to the assets of Carvana for the satisfaction of each and every remedy of VMRE in the event of any breach by Carvana of any of the terms, covenants and conditions of this Agreement to be performed by Carvana, such exculpation of liability to be absolute and without any exception whatsoever, subject to the other provisions of this Agreement which may limit recourse of Carvana against VMRE.

Section 10.14    Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 10.15    Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction, and this Agreement and the other Transaction Documents, are entered into by VMRE and Carvana in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of VMRE and Carvana or the domicile of either one. Each of Carvana and VMRE was represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 10.16    Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between VMRE and Carvana concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs, whether incurred prior to trial, at trial, on appeal and during any bankruptcy proceedings, in addition to any other relief to which it may be entitled. The provisions of this Section 10.16 shall survive each Closing and shall survive the termination of this Agreement.

Section 10.17    Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and therein constitute the entire agreement between VMRE and Carvana with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Carvana and VMRE with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Carvana and VMRE:

(a)    this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent. Carvana shall not issue any press release or other public disclosure using the name, logo or otherwise referring to VMRE any of its affiliates or the Transaction without the prior written consent of VMRE, in VMRE’s sole and absolute discretion. Carvana and Carvana’s agents and representatives shall keep this Agreement confidential, and shall not, without the prior written consent of VMRE, which consent may be withheld in VMRE’s sole and absolute discretion, disclose the existence or terms of this Agreement to any other Person (other than to Carvana’s accountants, attorneys, or agents who need to know and whom Carvana has directed to treat such information as confidential) subject to Section 10.6. The terms of this shall survive each Closing and shall survive the termination of this Agreement.

(b)    the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with, or vary from, those set forth in any of the foregoing agreements; and

(c)    this Agreement may only be amended by a written agreement executed by VMRE and Carvana.

The provisions of this Section 10.17 shall survive each Closing and shall survive the termination of this Agreement.

Section 10.18    Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, VMRE and Carvana hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Carvana consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Carvana waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.

Section 10.19    Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by VMRE shall not discharge or relieve Carvana from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 10.5 (Assignment), all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of VMRE and Carvana, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the State of Arizona, without giving effect to any state’s conflict of laws principles.

Section 10.20    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, VMRE AND CARVANA HERETO SHALL, AND THEY HEREBY DO, INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF VMRE AND CARVANA HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING

OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. CARVANA FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM VMRE IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 10.21    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument, and VMRE and Carvana agree that the use of pdf signatures (by email) for the negotiation and execution of this Agreement shall be legal and binding and shall have the same full force and effect as if originally signed.

Section 10.22    Local Law Provisions. Carvana shall be responsible for complying (at its expense) with any local law requirements (such as required inspections) which are conditions for the conveyance of any Property and/or the Closing of the Transaction with respect to any Property as contemplated herein. In addition, the following local law provisions shall apply:

(a)    If any local law requires an inspection of the Real Property or a certificate from a local municipality, Carvana shall be required to undertake and pay for such inspection and/or shall obtain such certificate and pay for the same.

(b)    Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county health department. The foregoing notification is provided pursuant to Section 404.056(6) of the Florida Statutes.

Section 10.23    1031 Exchange. Carvana and/or VMRE may close any purchase or sale of a Property related to this Transaction as part of a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. The exchanging party shall bear all costs of its exchange. The non-exchanging party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the non-exchanging party’s obligations or liabilities under this Agreement or with respect to such Property) to effect and facilitate such an exchange. The exchanging party shall and does hereby indemnify, defend and hold the non-exchanging party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed a purchase or sale of a Property under this Transaction as part of a like-kind exchange. Anything in this section to the contrary notwithstanding:

(a)     neither VMRE nor Carvana makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange;

(b)     in no event shall VMRE or Carvana be required to take title to any exchange or replacement property;

(c)     in no event shall completion of any such exchange be a cause or excuse for any delay in the Closing; and

(d)     neither VMRE nor Carvana, as applicable, shall be required to incur any costs or expenses or incur any additional liabilities or obligations whatsoever, in order to accommodate any exchange requested by the exchanging party or any exchange intermediary or facilitator.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above:

CARVANA, LLC,
an Arizona limited liability company
BY:	/s/ Paul Breaux
PRINTED NAME:	Paul Breaux
TITLE:	Vice President
DATE:	11/6/2017

STATE OF ARIZONA

COUNTY OF MARICOPA

On this 6th day of November, 2017, before me, the undersigned, Notary Public in and for said County and State, personally appeared Paul Breaux, who acknowledged himself/herself to be the Vice President of Carvana, LLC, an Arizona limited liability company, and as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself/herself as such officer, on behalf of such limited liability company.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Elizabeth Lang
Notary Public

[SEAL]	My Commission Expires:	12/6/2020

VMRE, LLC,
a Delaware limited liability company
BY:	/s/ [***]
PRINTED NAME:	[***]
TITLE:	Assistant Secretary
DATE:	11/3/2017

STATE OF ARIZONA

COUNTY OF MARICOPA

On this 3rd day of November, 2017, before me, the undersigned, Notary Public in and for said County and State, personally appeared [***], who acknowledged himself/herself to be the Asst. Secretary of VMRE, LLC, a Delaware limited liability company, and as such [***], being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself/herself as such Asst. Secretary, on behalf of such limited liability company.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ [***]
Notary Public

[SEAL]	My Commission Expires:	August 14, 2019

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

Exhibit A

Form of Lease Guaranty

UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE
THIS UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE (this “Guaranty”) is made as of __________, 20__ by CARVANA GROUP, LLC, a Delaware limited liability company (“Guarantor”), for the benefit of VMRE [___], LLC, a Delaware limited liability company, (together with its successors and assigns pursuant to the Operator Lease (as defined below), “Landlord”).
RECITALS
[IF GROUND LEASE TRANSACTION A.    _______________________, a(n) ___________________, (“Owner”) is the owner in fee of the land more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”). Pursuant to that certain [Ground Lease] dated ______________, between Owner, as ground lessor, and CARVANA, LLC, an Arizona limited liability company (“Carvana”), as ground lessee, as amended, modified and supplemented by ___________________ (collectively, together with any further amendments, modifications or supplements, the “Prime Lease”), Owner leased the Property to Carvana.
B.    Pursuant to that certain Ground Sublease Agreement dated _______________, 20__ (the “Sublease Agreement”), Carvana, as sublandlord, has subleased the Land and any and all improvements located thereon (the “Leased Premises”) to Landlord, as subtenant, subject to the terms and conditions of the Sublease Agreement.]
[IF NON-GROUND LEASE TRANSACTION A. Landlord is the owner of the real property more particularly described on Exhibit A attached hereto and made a part hereof (the “Leased Premises”).]
[B][C].    Landlord and Carvana (in its capacity as tenant of the Operator Lease defined below, “Original Tenant”; Original Tenant and any future tenant pursuant to the Lease are referred to collectively or individually, as the case may be, as the “Tenant”) have entered into that certain Operator Lease Agreement dated as of the date hereof (as the same may be amended from time to time, the “Operator Lease”), pursuant to which Landlord [subleases][leases] to Tenant the Leased Premises and any and all improvements now or hereafter located thereon (the “Improvements”, and together with the Leased Premises, collectively, the “Property”).
[C][D].    As a condition to Landlord entering into the Operator Lease, Guarantor has agreed to execute and deliver this Guaranty for the benefit of Landlord.
[D][E].    Guarantor owns a substantial direct and/or indirect interest in the Original Tenant and will derive substantial benefit from the Operator Lease.
[E][F].    All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Operator Lease.
In consideration of the premises and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, and in order to induce the Landlord to enter into the Operator Lease, Guarantor hereby agrees as follows:
1.Guaranty. Guarantor unconditionally, absolutely and irrevocably guarantees the punctual and complete payment and/or performance and/or completion when due of all obligations of the Tenant pursuant to the Operator Lease, including but not limited to the payment when due of all Monetary Obligations, including, without limitation, Rental, taxes, insurance premiums, impounds, reimbursements, late charges, default interest, damages, indemnity obligations and all other amounts, costs, fees, expenses and charges of any kind or type whatsoever, which may or at any time be due to Landlord under or pursuant to the documents listed on Schedule I attached hereto (collectively, the “Documents”) and the completion of all construction and alterations now being performed or to be performed and completed in the future in accordance with the Operator Lease. Guarantor also unconditionally guarantees the satisfaction of all conditions by Tenant and the full and timely performance of all obligations to be performed by Tenant, under or pursuant to the Documents.
[FOR TRANSACTIONS INVOLVING CONSTRUCTION: In addition, Guarantor hereby unconditionally guarantees to and for the benefit of Landlord the full, prompt and complete performance by Tenant of all the terms and provisions of the Construction and Disbursement Agreement dated as of the date of this Guaranty (the “Disbursement Agreement”) pertaining to Tenant’s obligations with respect to the design, permitting, installation, construction and completion of the construction of the Improvements. Without limiting the generality of the foregoing, Guarantor guarantees that, subject to the terms and conditions of the Disbursement Agreement: (a) the Improvements will be constructed, installed and completed in accordance with the Development Documents, the Master Sale-Leaseback Agreement (as defined in the Disbursement Agreement) and the other Transaction Documents (as defined in the Disbursement Agreement), subject to modifications to the extent permitted thereunder; (b) the Improvements will be constructed, installed and completed free and clear of any liens on account of the construction, installation and/or completion of the Improvements; and (c) all costs of constructing the Improvements, including any and all cost overruns or Change Orders (as defined in the Disbursement Agreement) will be paid when due. Completion of the Improvements free and clear of liens (other than Permitted Exceptions, as defined in the Master Sale-Leaseback Agreement) will be deemed to have occurred only upon satisfaction of the conditions set forth in the Development Documents and the Disbursement Agreement, and the expiration of the applicable statutory periods of the state in which the Leased Premises is located within which valid construction, mechanics or materialmen’s liens may be recorded and served by reason of the design, supply or construction of the Improvements with any such liens, other than contested items, that have been filed having been released, discharged of record, or bonded pursuant to the Disbursement Agreement, or, alternatively, Landlord’s receipt of valid, unconditional final lien releases thereof from all persons entitled to record such liens.
If (i) the Improvements are not constructed in the manner required by the Development Documents and the Disbursement Agreement, (ii) construction of such Improvements should cease or be abandoned prior to the completion of the Improvements for such period of time that constitutes an Event of Default under the Disbursement Agreement, Operator Lease or Master Sale-Leaseback Agreement, or (iii) any Event of Default under the Transaction should otherwise exist, then Guarantor will, promptly upon written demand of Landlord either: (A) to the extent such Event of Default is a Property Event of Default (as defined in the Master Sale-Leaseback Agreement), cause Tenant to repurchase the Property pursuant to Section 9.2 of the Master Sale-Leaseback Agreement or, if Tenant is unable to repurchase the Property for any reason, Guarantor shall repurchase the Property from Landlord under the same terms and condition set forth in Section 9.2 of the Master Sale-Leaseback Agreement, or (B) diligently proceed to commence the completion of the Improvements and to cause the completion of the Improvements to occur; (C) fully pay and discharge all claims for labor performed and material and services furnished in connection with the design, supply, construction or installation of the Improvements that are then due and payable; and (D) release and discharge or bond all claims of construction liens and equitable liens that may arise in connection with the design, supply, construction or installation of the Improvements. Landlord agrees to give Guarantor access to the Property as and to the extent necessary to complete the Improvements or to exercise any other right set forth in this Guaranty.]
The matters which are guaranteed pursuant to this paragraph 1 are hereinafter collectively referred to as the “Obligations”. The obligations of Guarantor under this Guaranty are primary, joint and several and independent of the obligations of Tenant and any and every other guarantor of the Obligations, and a separate action or actions may be brought and executed against Guarantor or any other such guarantor, whether or not such action is brought against Tenant or any other such guarantor and whether or not Tenant or any other such guarantor be joined in such action or actions.

2.Waivers. This is an absolute and unconditional guaranty of payment and performance and not of collection, and Guarantor unconditionally (a) waives any requirement that Landlord first make demand upon, or seek to enforce or exhaust remedies against, Tenant or any other Person (including any other guarantor) or any of the collateral or property of Tenant or such other Person before demanding payment from, or seeking to enforce this Guaranty against, Guarantor; (b) until all of the covenants and conditions of the Operator Lease to be performed by Tenant have been performed, observed and satisfied, waives all rights of subrogation, all rights of indemnity and any other rights to collect reimbursement from Tenant; (c) until all of the covenants and conditions of the Operator Lease to be performed by Tenant have been performed, observed and satisfied, waives any right to participate in any security now or hereafter held by Landlord or in any claim or remedy of Landlord or any other Person against Tenant with respect to the Obligations; (d) waives diligence, presentment, protest, demand for performance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of execution of any Documents, notice of extension, renewal, alteration or amendment, notice of acceptance of this Guaranty, notice of defaults under any of the Documents and all other notices whatsoever; (e) waives and agrees not to assert any and all rights, benefits and defenses which might otherwise be available under the provisions of Ariz. Rev. Stat. §12-1641 and §12–1642 et seq., §44-141, §44-142 or §47-3605, Arizona Rules of Civil Procedure Rule 17(f), or any other laws, statutes or rules (including any laws, statutes or rules amending, supplementing or supplanting same) which may conflict with the terms of this Guaranty or might operate, contrary to Guarantor’s agreements in this Guaranty, to limit Guarantor’s liability under, or the enforcement of, this Guaranty; (f) covenants that this Guaranty will not be discharged until all of the Obligations are fully satisfied; and (g) agrees that this Guaranty shall remain in full effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of any of the Documents, or any limitation of the liability of Tenant or Guarantor thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever.
3.Continuing Guaranty. This Guaranty is a continuing guaranty, and the obligations, undertakings and conditions to be performed or observed by Guarantor under this Guaranty shall not be affected or impaired by reason of the happening from time to time of the following with respect to the Documents, all without notice to, or the further consent of, Guarantor: (a) the waiver by Landlord of the observance or performance by Tenant or Guarantor of any of the obligations, undertakings, conditions or other provisions contained in any of the Documents, except to the extent of such waiver; (b) the extension, in whole or in part, of the time for payment of any amount owing or payable under the Documents; (c) the modification or amendment (whether material or otherwise) of any of the obligations of Tenant under, or any other provisions of, any of the Documents, except to the extent of such modification or amendment; (d)  the taking or the omission of any of the actions referred to in any of the Documents (including, without limitation, the giving of any consent referred to therein); (e) any failure, omission, delay or lack on the part of Landlord to enforce, assert or exercise any provision of the Documents, including any right, power or remedy conferred on Landlord in any of the Documents or any action on the part of Landlord granting indulgence or extension in any form; (f) the assignment to or assumption by any third party of any or all of the rights or obligations of Tenant under all or any of the Documents; (g) the release or discharge of Tenant from the performance or observance of any obligation, undertaking or condition to be performed by Tenant under any of the Documents by operation of law, including any rejection or disaffirmance of any of the Documents in any bankruptcy or similar proceedings; (h) the receipt and acceptance by Landlord or any other Person of notes, checks or other instruments for the payment of money and extensions and renewals thereof; (i) any action, inaction or election of remedies by Landlord which results in any impairment or destruction of any subrogation rights of Guarantor, or any rights of Guarantor to proceed against any other Person for reimbursement; (j) any setoff, defense, counterclaim, abatement, recoupment, reduction, change in law or any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under the laws of the State of Arizona, the state in which the Property is located or any other jurisdiction; and (k) the termination or renewal of any of the Obligations or any other provision thereof.
4.Representations and Warranties. Guarantor represents and warrants to Landlord that: (a) neither the execution nor delivery of this Guaranty nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a default under, any agreement or instrument to which Guarantor is now a party or by which Guarantor may be bound, or result in the creation of any lien, charge or encumbrance upon any property or assets of Guarantor, which conflict, breach, default, lien, charge or encumbrance could result in a material adverse change in the financial condition of Guarantor; (b) no further consents, approvals or authorizations are required for the execution and delivery of this Guaranty by Guarantor or for Guarantor’s compliance with the terms and provisions of this Guaranty; (c) this Guaranty is the legal, valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and subject to general principles of equity; (d) Guarantor has the full power, authority, capacity and legal right to execute and deliver this Guaranty, and, to the extent Guarantor is a limited liability company or other form of entity, the parties executing this Guaranty on behalf of Guarantor are fully authorized and directed to execute the same to bind Guarantor; (e) Guarantor is not, and if Guarantor is a “disregarded entity,” any owner of the disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States person,” as those terms are defined in the U.S. Internal Revenue Code and the regulations promulgated thereunder; (f) Guarantor is not a party with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation or Executive Order of the President of the United States; (g) all financial statements and other information relating to Guarantor heretofore delivered to Landlord are true, correct and complete in all material respects as of the date of this Guaranty; and (h) the Documents are conclusively presumed to have been signed in reliance on this Guaranty, and the assumption by Guarantor of Guarantor’s obligations under this Guaranty results in direct financial benefit to Guarantor. Guarantor understands that Landlord is relying on the representations and warranties of Guarantor, and Guarantor represents that such reliance is reasonable.
5.Nature of Guaranty. This Guaranty shall commence upon execution and delivery of any of the Documents and shall continue in full force and effect until all of the Obligations are duly, finally and permanently paid, performed and discharged and are not subject to any right of extension by Tenant, and Landlord gives Guarantor written notice of the full and final satisfaction of the Obligations. The Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Tenant to Landlord are no longer subject to any right on the part of any Person whomsoever, including but not limited to Tenant, Tenant as a debtor-in-possession and/or any trustee in bankruptcy, to disgorge such payments or seek to recoup the amount of such payments or any part thereof. This Guaranty shall remain in full force and effect and continue to be effective upon an Insolvency Event. This Guaranty shall continue to be effective or be reinstated, as applicable, if at any time payment and performance of the Obligations, or any part thereof, are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Landlord, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment of the Obligations, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid to Landlord and not so rescinded, reduced, restored or returned. If  Tenant, or Tenant’s trustee, receiver or other officer with similar powers with respect to Tenant, rejects, disaffirms or otherwise terminates the Operator Lease pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors’ rights generally, Guarantor shall nonetheless remain obligated to pay all sums payable and/or due pursuant to the Operator Lease, and to perform all covenants required to be performed by Tenant under the Operator Lease, as if such rejection, disaffirmance or other termination of the Operator Lease had never occurred and as if the Operator Lease (without taking into account such rejection, disaffirmance or termination) were in full force and effect, notwithstanding the fact that: (a) Landlord may not be able to recover any part or all of such sums due pursuant to the Operator Lease from Tenant; or (b) Tenant’s obligations to pay sums due pursuant to the Operator Lease, or to perform obligations pursuant to the Operator Lease, may be limited by application of such bankruptcy, insolvency, reorganization, moratorium or other law affecting creditors’ rights generally.
6.Subordination. Notwithstanding Section 2, in the event that Guarantor shall have any claims against Tenant, any indebtedness of Tenant now or hereafter held by Guarantor is hereby subordinated to the indebtedness of Tenant to Landlord, including, without limitation, any and all amounts due to Landlord under the Operator Lease. Any such indebtedness of Tenant to Guarantor, if Landlord so requests, shall be collected, enforced and received by Guarantor as trustee for Landlord and be paid over to Landlord on account of the Obligations, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.
7.Authority. It is not necessary for Landlord to inquire into the powers of Tenant or its officers, directors, partners or agents acting or purporting to act on its behalf, and Guarantor shall be liable for the Obligations in accordance with their terms notwithstanding any lack of authorization or defect in execution or delivery by Tenant.
8.Attorneys’ Fees and Costs. In addition to the amounts guaranteed under this Guaranty, Guarantor agrees to pay (a) all of Landlord’s Costs, and (b) interest (including post-petition interest to the extent a petition is filed by or against Tenant under the Bankruptcy Code) at the Default Rate on any Obligations not paid when due. Guarantor hereby agrees to indemnify and hold harmless Landlord for, from and against all Losses suffered or occasioned by the failure of Tenant to satisfy its obligations under the Documents. The agreement to indemnify Landlord contained in this Section shall be enforceable notwithstanding the invalidity or unenforceability of the Documents or any of them or the invalidity or unenforceability of any other paragraph contained in this Guaranty. All moneys available to Landlord for application in payment or reduction of the liabilities of Tenant under the Documents may be applied by Landlord to the payment or reduction of such liabilities of Tenant, in such manner, in such amounts and at such time or times as Landlord may elect.
9.Notice. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Guaranty (collectively called “Notices”) shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) electronic mail message, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by electronic mail. Notices shall be provided to the parties and addresses (or electronic mail addresses) as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
10.Governing Law. This Guaranty is delivered in the State of Arizona and it is the intent of Guarantor and Landlord that this Guaranty shall be deemed to be a contract made under and governed by the internal laws of the State of Arizona, without regard to its principles of conflicts of law. For purposes of any action or proceeding involving this Guaranty, Guarantor submits to the jurisdiction of all federal and state courts located in the State of Arizona and consents that Guarantor may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Guarantor waives and agrees not to assert in any such action, suit or proceeding that Guarantor is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this section shall limit or restrict the right of Landlord to commence any proceeding in the federal or state courts located in the state where the Leased Premises is located or in the State in which Guarantor maintains Guarantor’s residence or chief executive office to the extent Landlord deems such proceeding necessary or advisable to exercise remedies available under the Documents.
11.Acknowledgement of Operator Lease. Guarantor intends for the Operator Lease to be a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, security agreement or other financing or trust arrangement, and the economic realities of the Operator Lease are those of a true lease. Guarantor shall not challenge the validity, enforceability or characterization of the Transaction, and Guarantor shall support the intent of Guarantor, Tenant and Landlord that the Operator Lease is a “true lease” and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, trust agreement, security interest or the like.
12.Independent Rights. All of Landlord’s rights and remedies under the Documents and this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy is intended to be in exclusion of or a waiver of any of the others, except as expressly provided to the contrary in the Documents.

13.Assignment. Guarantor acknowledges and agrees that Landlord may assign this Guaranty solely in compliance with Section 10.5 of the Master Sale-Leaseback Agreement.
14.Inurement. This Guaranty is solely for the benefit of Landlord, its permitted successors and assigns, and is not intended to nor shall it be deemed to be for the benefit of any third party, including, without limitation, Tenant. This Guaranty and all obligations of Guarantor hereunder shall be binding upon the successors and assigns of Guarantor (including, a debtor-in-possession on behalf of Guarantor) and shall, together with the rights and remedies of Landlord hereunder, inure to the benefit of Landlord, all future holders of any instrument evidencing any of the Obligations and its successor and assigns. No sales, participations, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of Landlord or its successors and assigns hereunder. Guarantor may not assign, sell, hypothecate. revoke or otherwise transfer any interest in or obligation under this Guaranty.
15.Severability. If any provision of this Guaranty is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect. Guarantor agrees to take such action and to sign such other documents as may be appropriate to carry out the intent of this Guaranty. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original.
16.WAIVER OF JURY TRIAL. LANDLORD, BY ACCEPTING THIS GUARANTY, AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY LANDLORD OR GUARANTOR AGAINST ANY PARTY OR THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY, THE RELATIONSHIP OF LANDLORD, TENANT AND/OR GUARANTOR, TENANT’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY LANDLORD AND GUARANTOR OF ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS A MATERIAL INDUCEMENT FOR LANDLORD ACCEPTING THIS GUARANTY. FURTHERMORE, GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT GUARANTYOR MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LANLDORD OR ANY OF LANDLORD’S AFFILIATES, OFFICERS, DIRECTORS, MANAGERS OR EMPLOYEES OR ANY OF LANDLORD’S SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY GUARANTOR AGAINST LANDORD OR ANY OF LANDLORD’S AFFILIATES, OFFICERS, DIRECTORS, MANAGERS OR EMPLOYEES OR ANY OF LANDLORD’S SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY DOCUMENTS CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY GUARANTOR OF ANY RIGHT GUARANTOR MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF GUARANTOR’S BARGAIN.
17.Final Agreement. This Guaranty represents the final agreement between Landlord and Guarantor and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. Guarantor covenants and agrees that there are no unwritten oral agreements between Landlord and Guarantor and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Guaranty. Neither this Guaranty nor any provision hereof may be waived, modified, amended, discharged, revoked or terminated except by an agreement in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge, revocation or termination is sought, and then only to the extent set forth in such agreement.
[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty effective as of the date set forth in the introductory paragraph of this Guaranty.

GUARANTOR:

CARVANA GROUP, LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)
The foregoing instrument was acknowledged before me this _____ day of ____________________________, 20__, by _________________, the ________________ of Carvana Group, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public

My Commission Expires:

SCHEDULE I

DOCUMENTS
1.    The Operator Lease.
2.    The Master Sale-Leaseback Agreement.
3.    [Construction and Disbursement Agreement dated as of the date of this Guaranty.]
4.    Any other document, agreement, instrument or certificate contemplated by the Operator Lease, the Master Sale-Leaseback Agreement[, the Construction and Disbursement Agreement], or any other documents, agreements, instruments or certificates now or hereafter entered into between Landlord and Tenant with respect to the Operator Lease or the Master Sale-Leaseback Agreement [or the Construction and Disbursement Agreement].
5.    Any amendment of the foregoing documents, agreements, instruments or certificates now or hereafter entered into between Landlord and Tenant.

EXHIBIT B

Form of Non-Foreign Seller Certificate
NON‑FOREIGN SELLER CERTIFICATE

STATE OF	)
) ss.
COUNTY OF	)

_______________, being first duly sworn deposes and states under penalty of perjury:

1.	That he/she is a of ________________, a _______________, the transferor of the Property described on Schedule I attached hereto.

2.	That the transferor’s office address is at ___________.

3.	That the United States taxpayer identification number for the transferor is ________________________.

4.	That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

5.	That the transferor is not a disregarded entity as defined in § 1.1445 2(b)(2)(iii) of the regulations promulgated under the Code.
This affidavit is given to VMRE [_____], LLC, a Delaware limited liability company, the transferee of the Property described in paragraph 1 above, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code. The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[CARVANA], a _________________

By:
Name:
Title:
Subscribed and sworn to before me this _____ day of                                         , 2017.
Notary Public: __________________________
(SEAL)
My Commission Expires: _________________

Schedule I
to Non-foreign Seller Certificate

PROPERTY
LEGAL DESCRIPTION

SCHEDULE 2.8
Carvana’s Diligence Materials

1.     Site Selection
o Brokerage and confidentiality agreements (as applicable);
o Market, demographic, traffic / visibility and other data points used to determine preliminary suitability;
o Background property information (taxes, ownership, zoning verification, use restrictions, known CC&Rs, etc.);
o Fit / Suitability Tests (Concept-level site plan to determine truck turns, access, usability, layout of improvements, etc.).

2.     Legal / Contracts, Due Diligence (Inspection, Enviro. & Title):
o Letter of Intent with Right of Entry and access (for early-stage site inspection and property review);
o Purchase Agreement or Lease (as applicable);
o Existing Survey;
o Title Commitment (with title review, our objections and resolution as necessary)
§ Identified Schedule B matters and closing requirements (CCRs, easements, utility or access issues, association matters, etc.);
o Environmental (Phase I and if recommended Phase II with remediation plan or NFA as applicable);
o Site inspections (including geotechnical / soil testing);
o Forms of Closing Documents - usual market-typical closing checklist items (as may be applicable transaction-by-transaction): Deed / Bill of Sale or Lease, Estoppels, SNDAs, Landlord Waivers (as applicable), or Memo of Lease, Post-closing escrow or hold-back (if necessary), Owner's or Leasehold Title Policy;
o Warranties and list of any Warranty Claims.

3.     Entitlements, Approvals and Permitting (when each such item is available):
o Zoning verification or approval letters;
o Conditional Use / Special Use Permit, Variance or other land use approvals;
o Association Approvals (if needed, including Architectural Review Committee where applicable);
o Site plan;
o Building Permit;
o Will Serve Letters from Utilities;
o Sign Permit;
o Licensing (business / use, etc. but excluding vehicle dealer license).

4.     Construction and Development
o Project Budget
o List of all Vendors;
o Construction Documents;
o Construction Contract;
o Construction and Equipment Warranties;
o Construction Time Schedule (as defined in the applicable Disbursement Agreement).

5.     Draws for Sites Under Construction

•	Draw Application

o	to include Lien Releases (unconditional for prior draw after payment and conditional for current draw);
§ to include Change Order Log
o Site Photos showing Progress / Per Draw Request
o As-Built Drawings if desired

o Permit Close Docs (Temporary Certificate of Occupancy and Permanent Certificate of Occupancy)
o Final Draw with Lien Release
o Vendor Invoice Copies, to the extent required under the applicable Disbursement Agreement
o Final Site Photos / Close Out Reconciliation Of Budget.